This prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                            Filed Pursuant to Rule 424(b)(4)
                                            Registration No. 333-74349
                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MAY 18, 1999

PROSPECTUS SUPPLEMENT
----------------------------
(TO PROSPECTUS DATED MAY 14, 1999)
                        12,000,000 PREFERRED SECURITIES

                                     [LOGO]
                             BERGEN CAPITAL TRUST I

            % TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM-")

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                          BERGEN BRUNSWIG CORPORATION
                                ----------------

                                   THE TRUST:

    Bergen Capital Trust I is a Delaware business trust. The trust will:

    - sell preferred securities (representing undivided beneficial interests in the trust) to the public;

    - sell common securities (representing undivided beneficial interests in the trust) to Bergen;

    - use the proceeds from these sales to buy an equal principal amount of   %
      Subordinated Deferrable Interest Notes due             , 2039 of Bergen;
      and

    - distribute the cash payments it receives on the subordinated notes it owns to the holders of the preferred and common securities.

                            QUARTERLY DISTRIBUTIONS:

    - For each preferred security that you own, you will receive cumulative cash distributions accruing beginning on the date of issuance at an annual rate
      of   % of the liquidation amount of $25 per preferred security, on March
      31, June 30, September 30 and December 31 of each year, beginning June 30, 1999.

    - Bergen can defer interest payments on the subordinated notes at any time, and from time to time, for up to 20 consecutive quarterly periods. If Bergen does defer interest payments, the trust will also defer payment of distributions on the preferred and common securities. However, deferred
      distributions will themselves accrue interest at an annual rate of   % (to
      the extent permitted by law).

                                    BERGEN:

    - Bergen will guarantee the payment by the trust of the preferred securities based on obligations discussed in the accompanying prospectus.

    The trust intends to apply to have the preferred securities listed on the
New York Stock Exchange under the symbol "      ." If approved for listing,
trading is expected to commence within 30 days after the preferred securities are first issued.

    INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                                                                      PER TOPRS-SM-           TOTAL
                                                                    ------------------  ------------------
Public offering price(1)..........................................        $25.00           $300,000,000
Underwriting commission to be paid by Bergen......................
Proceeds to the trust.............................................        $25.00           $300,000,000

    (1) Plus accrued distributions from       , 1999, if settlement occurs after
       that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

    The preferred securities will be ready for delivery in book-entry form only
through The Depository Trust Company on or about       , 1999.
                           --------------------------
MERRILL LYNCH & CO.
         BANC OF AMERICA SECURITIES LLC
                  A.G. EDWARDS & SONS, INC.
                           GOLDMAN, SACHS & CO.
                                    MORGAN STANLEY DEAN WITTER
                                             PAINEWEBBER INCORPORATED
                                                       PRUDENTIAL SECURITIES
                           --------------------------

            The date of this prospectus supplement is       , 1999.
------------------
"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

                                                PROSPECTUS SUPPLEMENT

Summary Information--Q&A...................................................................................        S-3
Risk Factors...............................................................................................        S-6
Information About Bergen...................................................................................       S-11
Recent Developments........................................................................................       S-11
Use of Proceeds............................................................................................       S-11
Capitalization.............................................................................................       S-12
Selected Historical and Pro Forma Financial Data...........................................................       S-13
Bergen's Business..........................................................................................       S-16
Accounting Treatment.......................................................................................       S-18
Description of Securities..................................................................................       S-19
Certain Terms of the Preferred Securities..................................................................       S-19
Certain Terms of the Subordinated Notes....................................................................       S-24
Certain United States Federal Income Tax Consequences......................................................       S-27
Underwriting...............................................................................................       S-30
Legal Matters..............................................................................................       S-32

                                                      PROSPECTUS

Forward-Looking Statements.................................................................................          2
About This Prospectus......................................................................................          3
Where You Can Find More Information........................................................................          4
Bergen.....................................................................................................          5
The Trusts.................................................................................................          5
Use of Proceeds............................................................................................          6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...          6
Description of Securities..................................................................................          6
Description of Debt Securities.............................................................................          6
Description of Preferred Securities........................................................................         14
Description of Preferred Securities Guarantees.............................................................         21
Relationship Among Preferred Securities, Preferred Securities Guarantees and Subordinated Debt Securities
  Held by Each Trust.......................................................................................         23
Description of Class A Common Stock........................................................................         24
Other Matters Applicable to the Securities.................................................................         24
Plan of Distribution.......................................................................................         25
Legal Opinions.............................................................................................         26
Experts....................................................................................................         26

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

    The following information concerning Bergen, the trust, the preferred securities, the preferred securities guarantee and the subordinated notes supplements, and should be read in conjunction with, the information contained in the accompanying prospectus. Capitalized terms used in this prospectus supplement have the same meanings as in the accompanying prospectus.

                            SUMMARY INFORMATION--Q&A

    The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

    For your convenience, we make reference to specific page numbers in this prospectus supplement and the accompanying prospectus for more detailed information on some of the terms and concepts used throughout this prospectus supplement.

WHAT ARE THE PREFERRED SECURITIES?

    Each preferred security represents an undivided beneficial interest in the assets of the trust. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The underwriters are offering 12,000,000 preferred securities at a public offering price of $25 for each preferred security. See "Underwriting" on page S-30.

WHO IS THE TRUST?

    Bergen Capital Trust I (the "trust") is a recently created Delaware business trust. The trust will sell its preferred securities to the public and its common securities to Bergen. The trust will use the proceeds from these sales to buy a
series of    % Subordinated Deferrable Interest Notes due       , 2039 (the
"subordinated notes") from Bergen with the same financial terms as the preferred securities.

    There are five trustees of the trust. Three of the trustees are officers of Bergen (the "regular trustees"). Chase Manhattan Bank and Trust Company, National Association will act as the property trustee of the trust and one of its affiliates will act as the Delaware trustee.

WHO IS BERGEN?

    Bergen is one of the nation's leading supply chain management companies, providing pharmaceuticals, medical-surgical supplies and specialty products, as well as information management solutions and outsourcing services, designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire healthcare spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall healthcare costs while improving disease management and outcomes. Bergen's executive offices are located at 4000 Metropolitan Drive, Orange, California 92868; telephone (714) 385-4000.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS?

    If you purchase the preferred securities, you are entitled to receive
cumulative cash distributions at an annual rate of   % of the liquidation amount
of $25 per preferred security. Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. The June 30, 1999 distribution will be prorated to reflect the days elapsed from the issuance of the preferred securities to June 30, 1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    Bergen can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods unless an event of default (see page 10 of the accompanying prospectus) under the subordinated notes has occurred and is continuing. A deferral of interest payments cannot extend, however, beyond the
maturity date of the subordinated notes (which is       , 2039).

    If Bergen defers interest payments on the subordinated notes, the trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred securities at an
annual rate of   % of the liquidation amount of $25 per preferred security.
Also, the deferred distributions will themselves accrue interest at an annual
rate of   % (to the extent permitted by law). Once Bergen makes all interest payments on the subordinated notes, with accrued interest, it can again postpone interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

    During any period in which Bergen defers interest payments on the subordinated notes, Bergen will not be permitted to (with certain exceptions described on page S-26):

    - pay a dividend or make any other payment or distribution on its capital stock;

    - redeem, purchase or make a liquidation payment on any of its capital stock; or

    - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the subordinated notes.

    Should Bergen exercise its rights to defer payments of interest on the subordinated notes, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" on page S-27 and "Risk Factors--Ability to Defer Distributions Has Tax Consequences For You and May Affect the Trading Price of the Preferred Securities" on page S-9.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

    The trust will redeem all of the outstanding preferred securities when the
subordinated notes are paid at maturity on       , 2039. In addition, if Bergen
redeems any subordinated notes before their maturity, the trust will use the cash it receives on the redemption of the subordinated notes to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed.

    Bergen can redeem some or all of the subordinated notes before their maturity at 100% of their principal amount:

    -  on one or more occasions any time on or after       , 2004; and

    -  before       , 2004 if certain changes in tax or investment company law occur (each of which is a "Special Event" and each of which is more fully described on page S-20), and within 90 days of the occurrence of the Special Event,

plus, in either case, accrued interest to the date of redemption.

WHAT IS BERGEN'S GUARANTEE OF THE PREFERRED SECURITIES?

    Bergen will fully and unconditionally guarantee the preferred securities based on:

    -  its obligations to make payments on the subordinated notes;

    - its obligations under its guarantee of the preferred securities (the "preferred securities guarantee"); and

    - its obligations under the amended and restated declaration of trust (the "declaration") and the subordinated indenture (the "Subordinated Indenture").

    If Bergen does not make a payment on the subordinated notes, the trust will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when the trust does not have sufficient funds to make payments on the preferred securities. Bergen's obligations under the preferred securities guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in this prospectus supplement. See "Risk Factors--Bergen's Obligations Under the Preferred Securities Guarantee and the Subordinated Notes Are Subordinated" on page S-7.

WHEN COULD THE SUBORDINATED NOTES BE DISTRIBUTED TO YOU?

    Bergen has the right to terminate the trust at any time. If Bergen decides to exercise its right to terminate the trust, the trust will redeem the preferred securities by distributing the subordinated notes to holders of the preferred securities and the common securities on a pro rata basis.

WHAT HAPPENS IF THE TRUST IS TERMINATED AND THE SUBORDINATED NOTES ARE NOT DISTRIBUTED?

    The trust may also be terminated in circumstances where the subordinated notes will not be distributed. In those situations, the trust will pay the liquidation amount of $25 for each preferred security plus unpaid distributions to the date such payment is made. The trust will be able to make this distribution of cash only if the subordinated notes are redeemed by Bergen.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

    The trust intends to apply to have the preferred securities listed on the
NYSE under the symbol "       ." If approved for listing, trading is expected to
commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities.

    If the trust distributes the subordinated notes, Bergen will use its best efforts to list them on the NYSE or any other exchange or other organization on which the preferred securities are then listed.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

    The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities. The preferred securities will be ready for delivery through DTC on or about
            , 1999.

                                  RISK FACTORS

    Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the preferred securities is suitable for you.

BERGEN IS SUBJECT TO RISKS AND UNCERTAINTIES GENERALLY APPLICABLE TO COMPANIES IN THE HEALTHCARE SECTOR

    As a distributor of pharmaceutical and other healthcare products, medical supplies and alternate site products and services and as a provider of certain institutional and specialty retail pharmacy products and services, Bergen is subject generally to a number of risks and uncertainties applicable to the healthcare sector. You should review the list of such risks and uncertainties set forth under "Forward-Looking Statements" on page 2 of the accompanying prospectus.

BERGEN'S STRATEGY FOR GROWTH INCLUDES THE PURSUIT OF ACQUISITIONS; ACQUISITIONS PRESENT INTEGRATION AND OTHER RISKS

    An important element of Bergen's growth strategy has been to pursue strategic acquisitions that either permit it to expand or diversify. However, the process of integrating separate businesses involves a number of risks, including:

    - the possibility that the business cultures of the two companies may not mesh;

    - the possibility that management may be distracted from regular business concerns by the need to integrate operations;

    - unforeseen difficulties in integrating operations and systems;

    - problems in retaining the employees of the acquired company; and

    - challenges in retaining customers.

If Bergen is unable to successfully complete and integrate strategic acquisitions in a timely manner, Bergen's operating results may be adversely affected and its growth strategy may be impaired.

BERGEN'S RECENT ACQUISITIONS OF PHARMERICA AND STADTLANDER REFLECT AN EFFORT BY BERGEN TO DIVERSIFY ITS HEALTHCARE BUSINESS; DIVERSIFICATION CAN RESULT IN NEW RISKS NOT PREVIOUSLY ENCOUNTERED BY MANAGEMENT

    Bergen's recent acquisitions of PharMerica, Inc. (April 1999) and Stadtlander Drug Co. (January 1999) represent an initiative by Bergen to diversify its business. By combining Bergen's core businesses with PharMerica's institutional pharmacy business and Stadtlander's specialty pharmacy business, members of management may be required to respond to business issues that differ from the types of business issues that they have typically confronted.

BERGEN'S LONG-TERM OBLIGATIONS, INCLUDING CURRENT PORTION, TO CAPITALIZATION RATIO HAS INCREASED SIGNIFICANTLY

    Bergen's long-term obligations, including current portion, to capitalization ratio has increased significantly during the first six months of Bergen's current fiscal year as a result of Bergen's acquisitions of Stadtlander and J.M. Blanco, Inc. and seasonal fluctuations reflecting the nature of Bergen's business. Such fluctuations involve carrying higher inventory levels of certain pharmaceuticals and making larger inventory investment buys during the winter months. As of September 30, 1998, prior to these acquisitions, Bergen's ratio of total long-term obligations, including current portion, to total capitalization (representing total long-term obligations, including current portion, divided by total long-term obligations, including current portion, plus shareowners' equity) was 43%. As of March 31, 1999, after the Stadtlander and Blanco transactions but prior to the PharMerica acquisition, that ratio had increased to 56%. See "Selected Historical and Pro Forma Financial Data" on page S-14. This higher leverage may increase Bergen's cost of capital, independent of the costs associated with Bergen's issuance of its subordinated notes and the trust's issuance of its preferred securities.

BERGEN IS SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION

    Certain pharmaceutical products and medical supplies sold by Bergen are subject to federal and state statutes and regulations governing the sale, marketing, packaging and distribution of prescription drugs, including controlled substances, and medical devices. Furthermore, Bergen (particularly in its PharMerica and Stadtlander operations) and/or its customers are subject to extensive licensing requirements and comprehensive regulation governing various aspects of the healthcare delivery system, including the so called "fraud and abuse" laws. The fraud and abuse laws preclude (a) persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare or Medicaid and (b) physicians from making referrals to certain entities with which they have a financial relationship. The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretation. Significant criminal, civil and administrative sanctions may be imposed for violation of these laws and regulations.

    As part of various changes made in Medicare, in 1997 the United States Congress established a prospective payment system for Medicare patients in skilled nursing facilities under which such facilities are paid a federal daily rate for virtually all covered skilled nursing facility services. Under the prospective payment system, PharMerica's skilled nursing facility customers are no longer able to pass through their costs for certain products and services provided by PharMerica. Instead, PharMerica's customers receive a federal daily rate to cover the costs of all eligible goods and services provided to Medicare patients, which may include certain pharmaceutical and other goods and services provided by PharMerica that were previously reimbursed separately under Medicare. Since the amount of skilled nursing facility Medicare reimbursement is limited by the prospective payment system, facility customers now have an increased incentive to negotiate with PharMerica to minimize the costs of providing goods and services to patients covered under Medicare. PharMerica continues to bill skilled nursing facilities on a negotiated fee schedule. Implementation of the prospective payment system may have a material adverse effect on the business, financial condition or results of operations of Bergen.

THE HEALTHCARE DELIVERY INDUSTRY IS UNDERGOING A PERIOD OF FUNDAMENTAL CHANGE

    As a result of a wide variety of political, economic and regulatory influences, the healthcare delivery industry in the United States is under intensive scrutiny and subject to fundamental changes. A variety of new approaches have been proposed, including mandated basic healthcare benefits and controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending. Bergen anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods and that public debate with respect to these issues will likely continue in the future. Because of uncertainty regarding the ultimate features of reform initiatives and their enactment and implementation, Bergen cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on Bergen.

BERGEN FACES SUBSTANTIAL COMPETITION

    Bergen faces intense competition from other national pharmaceutical and medical-surgical supplies distributors, as well as regional and local full-line and short-line distributors, direct selling manufacturers and specialty distributors. In its recently acquired PharMerica and Stadtlander businesses, Bergen also faces substantial competition from other pharmacies selling into PharMerica's and Stadtlander's target sectors. Competition continues to drive down Bergen's gross profit margins.

BERGEN'S OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND THE SUBORDINATED NOTES ARE SUBORDINATED

    Bergen's obligations under the preferred securities guarantee are unsecured and will rank in priority of payment:

    - junior to all of Bergen's other liabilities, except those liabilities made equal or junior to the preferred securities guarantee by their terms;

    - equal with any senior preferred or preference stock that Bergen may issue and any guarantee that Bergen may offer in respect of any preferred or preference stock of any of its affiliates; and

    - senior to Bergen's Class A Common Stock.

    This means that Bergen cannot make any payments on the preferred securities guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal or junior to the preferred securities guarantee by their terms. In the event of the bankruptcy, liquidation or dissolution of Bergen, its assets would be available to pay obligations under the preferred securities guarantee only after all payments had been made on its other liabilities (except those liabilities made equal or junior to the preferred securities guarantee by their terms).

    Bergen's obligations under the subordinated notes are unsecured and will rank junior in priority of payment to Bergen's Senior Indebtedness (see page S-24). This means that Bergen cannot make any payments of principal (including redemption payments) or interest on the subordinated notes if it defaults on a payment on its Senior Indebtedness. In the event of the bankruptcy, liquidation or dissolution of Bergen, its assets would be available to pay obligations under the subordinated notes only after all payments had been made on its Senior Indebtedness.

    In addition, because Bergen is a holding company whose assets consist primarily of investments in its subsidiaries, it is dependent on cash flows from its subsidiaries to meet its obligations, including the payment of principal of and interest on the subordinated notes. Bergen's subsidiaries, however, are separate legal entities that will have no obligation to pay any amounts due under the subordinated notes or to make any funds available for amounts due under the subordinated notes, whether by dividends, loans or other payments. Certain of Bergen's subsidiaries are, or may become, subject to restrictions on the amount of dividends, loans or other payments that they may make to Bergen. The notes therefore will be effectively subordinated to the claims of the creditors of Bergen's subsidiaries.

    At March 31, 1999, on a pro forma basis, as if on that date Bergen had consummated the PharMerica acquisition and Bergen and the trust had issued and sold the preferred securities and the subordinated notes and applied the estimated net proceeds thereof, approximately $289.8 million, to repay outstanding bank debt, the total amount of Senior Indebtedness of Bergen and the total amount of long-term obligations, including current portion, of Bergen's consolidated subsidiaries that would have effectively ranked senior to the subordinated notes would have been approximately $1.4 billion. See "Capitalization" on page S-12 and "Use of Proceeds" on page S-11.

    The preferred securities, the preferred securities guarantee and the subordinated notes do not limit the ability of Bergen and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated notes and the preferred securities guarantee.

    For more information please refer to "Certain Terms of the Subordinated Notes-- Subordination" on page S-24 and "Description of Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" on page 21 of the accompanying prospectus.

PREFERRED SECURITIES GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE

    The ability of the trust to pay scheduled distributions on the preferred securities, to pay the redemption price of the preferred securities and to pay the liquidation amount of each preferred security is solely dependent upon Bergen's making the related payments on the subordinated notes when due.

    If Bergen defaults on its obligation to pay principal of or interest on the subordinated notes, the trust will not have sufficient funds to pay distributions, to pay the redemption price or to pay the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, you may:

    - directly sue Bergen or seek other remedies to collect your pro rata share of payments owed, subject to Bergen's payment of any liabilities that rank senior to such payments, or

    - rely on the property trustee to enforce the trust's rights under the subordinated notes.

ABILITY TO DEFER DISTRIBUTIONS HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES

    If no event of default under the subordinated notes has occurred and is continuing, Bergen can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods, but not beyond the maturity date of the subordinated notes. If Bergen defers interest payments on the subordinated notes, the trust will defer distributions on the preferred securities during any deferral period. However, distributions would still accumulate and such deferred distributions will themselves accrue interest at
the annual rate of   % per annum (to the extent permitted by law).

    Should Bergen exercise its right to defer payments of interest on the subordinated notes, each holder of the preferred securities will be required to accrue interest income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its share of the preferred securities for United States federal income tax purposes. As a result, each holder of preferred securities will include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, each holder of the preferred securities will not receive cash from the trust related to such income if such holder disposes of its preferred securities prior to the record date on which distributions of such amounts are made.

    Bergen has no current intention of deferring interest payments on the subordinated notes. However, if Bergen exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Bergen's right to defer payments of interest on the subordinated notes may mean that the market price for the preferred securities (which represent an undivided beneficial interest in the subordinated notes) may be more volatile than other securities that do not have these rights.

    See "Certain United States Federal Income Tax Consequences" on page S-27 for more information regarding the United States federal income tax consequences of purchasing, holding and selling the preferred securities.

PREFERRED SECURITIES MAY BE REDEEMED BEFORE       , 2004 IF A SPECIAL EVENT
OCCURS

    If a Special Event (see page S-20) occurs and is continuing, Bergen has the right to redeem some or all of the subordinated notes. If such a redemption happens, the trust will use the cash it receives on the redemption of the subordinated notes to redeem an equivalent amount of the preferred and common securities on a pro rata basis within 90 days of the Special Event. See "Certain Terms of the Preferred Securities--Special Event Redemption" on page S-20 for more information.

PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER       , 2004 AT BERGEN'S OPTION

    At Bergen's option, the subordinated notes may be redeemed, in whole or in
part, at any time on or after       , 2004 at a redemption
price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Certain Terms of the Subordinated Notes--Redemption" on page S-25. You should assume that Bergen will exercise its redemption option if it is able to refinance at a lower interest rate or it is otherwise in the interest of Bergen to redeem the subordinated notes. If such a redemption happens, the trust will use the cash it receives on the redemption of the subordinated notes to redeem an equivalent amount of the preferred and common securities on a pro rata basis. See "Certain Terms of the Preferred Securities-- Redemption" on page S-20 for more information.

DISTRIBUTION OF SUBORDINATED NOTES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE

    Bergen has the right to terminate the trust at any time. If Bergen decides to exercise its right to terminate the trust, the trust will redeem the preferred and common securities by distributing the subordinated notes to holders of the preferred securities and common securities on a pro rata basis. Under current United States federal income tax laws, a distribution of subordinated notes to you on the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of subordinated notes to you would be a taxable event to you. In addition, if there is a change in law, a distribution of subordinated notes to you on the dissolution of the trust could also be a taxable event to you.

    Bergen has no current intention of causing the termination of the trust and the distribution of the subordinated notes. However, there are no restrictions on its ability to do so at any time. Bergen anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust were substantially greater than currently expected, such as if a Special Event occurred. Bergen cannot predict the other circumstances under which this right would be exercised.

    Although Bergen will use its best efforts to list the subordinated notes on the NYSE (or any other exchange or organization on which the preferred securities are then listed) if they are distributed, we cannot assure you that the subordinated notes will be approved for listing or that a liquid trading market will exist for those securities.

    Bergen cannot predict the market prices for the subordinated notes that may be distributed. Accordingly, the subordinated notes that you receive on a distribution, or the preferred securities that you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

    Because you may receive subordinated notes, you should make an investment decision with regard to the subordinated notes in addition to the preferred securities. You should carefully review all the information regarding the subordinated notes contained in this prospectus supplement and the accompanying prospectus. See "Certain United States Federal Income Tax Consequences--Receipt of Subordinated Notes or Cash Upon Liquidation of the Trust" on page S-29 for more information.

HOLDERS OF THE PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS

    You will have limited voting rights. In general, unless an event of default under the declaration is continuing, only Bergen can elect or remove any of the trustees. See "The Trusts" on page 5 and "Description of Preferred Securities--Voting Rights; Amendment of Declarations" on page 19 of the accompanying prospectus for more information.

                            INFORMATION ABOUT BERGEN

    Bergen is one of the nation's leading supply chain management companies, providing pharmaceuticals, medical-surgical supplies and specialty products, as well as information management solutions and outsourcing services, designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire healthcare spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall healthcare costs while improving disease management and outcomes. Our executive offices are located at 4000 Metropolitan Drive, Orange, California 92868; our telephone number is (714) 385-4000.

                              RECENT DEVELOPMENTS

    On January 21, 1999, Bergen completed the acquisition of Stadtlander Drug Co. Headquartered in Pittsburgh, Pennsylvania, Stadtlander is a leader in delivering disease-specific pharmaceutical care for transplant, HIV, infertility and serious mental illness patient populations and a leading provider of pharmaceutical care to the privatized corrections market. In this transaction, Bergen paid approximately $195 million in cash, issued approximately 5.7 million shares of its Class A Common Stock and assumed debt of approximately $100 million.

    On February 10, 1999, Bergen completed the acquisition of J.M. Blanco, Inc., Puerto Rico's largest pharmaceutical distributor. Bergen paid approximately $30 million in cash and assumed approximately $22 million in debt.

    On April 26, 1999, Bergen completed the acquisition of PharMerica, Inc. PharMerica is a leading provider of institutional pharmacy services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities and specialty hospitals. In this transaction, Bergen issued (and granted stock options covering) a total of 26.2 million shares of Bergen's Class A Common Stock. Upon consummation of this acquisition, Bergen assumed $325 million of subordinated debt and caused PharMerica to repay approximately $264 million of bank debt, representing the entire amount outstanding under PharMerica's credit facility.

                                USE OF PROCEEDS

    All of the proceeds of the sale of the preferred securities, together with the proceeds of the sale of the common securities to Bergen, will be invested by the trust in subordinated notes of Bergen. Bergen intends to use the net proceeds from the issuance of the subordinated notes, estimated at $289.8 million, to reduce bank debt and amounts outstanding under its commercial paper program. Bergen used bank debt to finance the recent acquisitions of Stadtlander, J.M. Blanco and PharMerica, including the cash portion of the Stadtlander and J.M. Blanco purchase price and the repayment of bank debt outstanding at the time of the Stadtlander, J.M. Blanco and PharMerica acquisitions. On April 30, 1999, Bergen and its subsidiaries had outstanding bank debt of approximately $469 million and had outstanding commercial paper of approximately $503 million, at a weighted average annual interest rate for all such indebtedness of 5.1%; at that date, PharMerica also had outstanding $325 million of its 8 3/8% senior subordinated notes due 2008. Bergen may also use a portion of the net proceeds described above to finance a tender for PharMerica's outstanding 8 3/8% senior subordinated notes.

    An affiliate of Banc of America Securities LLC, one of the representatives of the underwriters, is one of the lenders of Bergen's outstanding bank debt and, accordingly, may receive a portion of the net proceeds described above. See "Underwriting" on page S-30 for more information.

    After reducing its existing bank debt and commercial paper balances, Bergen may incur new bank debt and issue new commercial paper for general corporate purposes, including financing in respect of working capital, capital expenditures, acquisitions and reducing other indebtedness.

                                 CAPITALIZATION

    The table below summarizes, as of March 31, 1999, the following:

    - Bergen's unaudited historical capitalization;

    - Bergen's unaudited pro forma capitalization, which gives effect to the April 26, 1999 acquisition of PharMerica as if that acquisition had occurred on March 31, 1999; and

    - Bergen's unaudited pro forma capitalization, as further adjusted to give effect to the sale of the preferred securities, the issuance of the subordinated notes and the application of the estimated net proceeds thereof (after discounts, commissions, fees and expenses of approximately $10.2 million) assuming that such proceeds are utilized to reduce Bergen's outstanding revolving bank loan.

    You should read this information in conjunction with the "Selected Historical and Pro Forma Financial Data" section appearing elsewhere in this prospectus supplement and the financial statements, notes and financial data contained in the documents that Bergen has incorporated by reference.

                                                                                  AS OF MARCH 31, 1999
                                                                                       (UNAUDITED)
                                                                        -----------------------------------------
                                                                                                      PRO FORMA
                                                                         HISTORICAL     PRO FORMA    AS ADJUSTED
                                                                        ------------  -------------  ------------

                                                                                           (IN
                                                                                       THOUSANDS)
Current portion of long-term obligations..............................  $      1,507   $     3,355   $      3,355
                                                                        ------------  -------------  ------------
Long-term obligations:
  Revolving bank loan payable.........................................       757,500(1)    1,035,150      745,350
  7 3/8% senior notes.................................................       149,577       149,577        149,577
  7 1/4% senior notes.................................................        99,784        99,784         99,784
  8 3/8% senior subordinated notes....................................             -       325,000        325,000
  7% convertible subordinated debentures..............................        20,609        20,609         20,609
  6 7/8% exchangeable subordinated debentures.........................         8,425         8,425          8,425
  Other...............................................................        15,395        68,206         68,206
                                                                        ------------  -------------  ------------
    Total long-term obligations.......................................     1,051,290     1,706,751      1,416,951
                                                                        ------------  -------------  ------------
Company obligated mandatorily redeemable preferred capital trust
  securities of subsidiary trust holding solely notes of Bergen (2)...             -             -        300,000
                                                                        ------------  -------------  ------------
Shareowners' equity...................................................       840,020     1,330,235      1,330,235
                                                                        ------------  -------------  ------------
Total capitalization..................................................  $  1,892,817   $ 3,040,341   $  3,050,541
                                                                        ------------  -------------  ------------
                                                                        ------------  -------------  ------------

------------------------

(1) Amounts outstanding at March 31, 1999 include borrowings effected to finance a portion of the purchase price of the Stadtlander acquisition, to finance the purchase price of the J.M. Blanco acquisition, to repay certain debt assumed in connection with these acquisitions and to support seasonal fluctuations reflecting the nature of Bergen's business. Such fluctuations involve carrying higher inventory levels of certain pharmaceuticals and making larger inventory investment buys during the winter months. Subsequent to March 31, 1999, Bergen commenced a commercial paper program. Proceeds from that program have been used to reduce Bergen's revolving bank loan.

(2) The sole assets of the trust will be the subordinated notes. Upon prepayment of such notes, the related preferred securities will be mandatorily redeemable.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents selected historical financial information for the past three fiscal years and for the six-month periods ended March 31, 1998 and 1999. The following table also presents pro forma information for the most recent fiscal year and six-month period giving effect to the PharMerica acquisition. The interim and pro forma data, as well as the information presented under "Other Data," is unaudited. You should read the following table in conjunction with the financial statements, notes and financial data included in the documents that Bergen has incorporated by reference.

    Bergen's fiscal year ends on September 30, while PharMerica's fiscal year ends on December 31. The PharMerica historical financial information included below for the twelve months ended September 30, 1998 consists of PharMerica's financial information for the three months ended December 31, 1997 (the last three months of PharMerica's fiscal year ended December 31, 1997) and PharMerica's financial information for the nine months ended September 30, 1998. The PharMerica historical financial information included below for the six months ended March 31, 1999 consists of PharMerica's financial information for the three months ended December 31, 1998 (the last three months of PharMerica's fiscal year ended December 31, 1998) and for the three months ended March 31, 1999 (the first three months of PharMerica's current fiscal year).

    The pro forma data in the following table summarizes, under the purchase method of accounting, condensed combined statement of earnings data for the twelve months ended September 30, 1998 and the six months ended March 31, 1999 as if the PharMerica acquisition had been completed on the first day of such periods and condensed combined balance sheet data as of March 31, 1999 as if the acquisition had been completed on that date. Bergen has included the pro forma information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the acquisition had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. This unaudited pro forma condensed combined summary financial data does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the PharMerica acquisition or any future merger-related expenses.

                                                    BERGEN HISTORICAL
                                          -------------------------------------
                                                                                       PRO FORMA
                                              AS OF AND FOR THE YEAR ENDED       ----------------------
                                                    SEPTEMBER 30,(1)                 TWELVE MONTHS
                                          -------------------------------------          ENDED
                                             1996         1997         1998      SEPTEMBER 30, 1998(1)
                                          -----------  -----------  -----------  ----------------------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
Net sales and other revenues(2):
  Excluding bulk shipments to customers'
    warehouses..........................  $ 9,941,633  $11,659,127  $13,720,017       $14,296,195
  Bulk shipments to customers'
    warehouses..........................    2,476,110    2,837,646    3,401,651         3,401,651
                                          -----------  -----------  -----------      ------------
    Total net sales and other
      revenues..........................   12,417,743   14,496,773   17,121,668        17,697,846
Operating earnings before special
  items(3)..............................      155,440      175,032      216,146           265,470
Net earnings (loss).....................       73,533       81,679(4)       3,102(5)           (2,433)(6)

BALANCE SHEET DATA:
Total assets............................  $ 2,489,826  $ 2,707,123  $ 3,003,212
Working capital.........................      440,624      531,169      591,418
Long-term obligations, including current
  portion(9)............................      420,400      438,977      470,807
Shareowners' equity.....................      578,966      644,861      629,064

OTHER DATA (UNAUDITED):
EBITDA(10):
  Before special items..................  $   193,826  $   215,788  $   253,611       $   338,832
  After special items...................      193,826      209,988(4)     143,364(5)          203,935(6)
Capital expenditures....................       16,696       23,806       29,783            58,943
Ratio of earnings to fixed charges(11):
  Before special items..................          4.4x         4.7x         4.7x              3.4x
  After special items...................          4.4x         4.5x         2.4x              1.7x
Ratio of EBITDA to interest expense(10):
  Before special items..................          6.4x         7.0x         6.3x              4.9x
  After special items...................          6.4x         6.8x         3.6x              3.0x
Total long-term obligations, including
  current portion, to total
  capitalization(12)....................          42%          41%          43%

                                             BERGEN HISTORICAL      PRO FORMA
                                          -----------------------  -----------
                                                                    AS OF AND
                                             AS OF AND FOR THE       FOR THE
                                             SIX MONTHS ENDED      SIX MONTHS
                                               MARCH 31,(1)           ENDED
                                          -----------------------   MARCH 31,
                                             1998        1999        1999(1)
                                          ----------  -----------  -----------

STATEMENT OF EARNINGS DATA:
Net sales and other revenues(2):
  Excluding bulk shipments to customers'
    warehouses..........................  $6,540,667  $ 8,262,051  $8,557,194
  Bulk shipments to customers'
    warehouses..........................   1,476,691    1,766,728   1,766,728
                                          ----------  -----------  -----------
    Total net sales and other
      revenues..........................   8,017,358   10,028,779  10,323,922
Operating earnings before special
  items(3)..............................     105,341      137,332     179,380
Net earnings (loss).....................      40,145(7)      66,325     77,187 (8)
BALANCE SHEET DATA:
Total assets............................  $3,026,397  $ 4,301,799  $5,530,131
Working capital.........................     734,705      973,141   1,298,010
Long-term obligations, including current
  portion(9)............................     625,674    1,052,797   1,710,106
Shareowners' equity.....................     673,353      840,020   1,330,235
OTHER DATA (UNAUDITED):
EBITDA(10):
  Before special items..................  $  124,426  $   157,167  $  219,707
  After special items...................     114,626(7)     157,167    221,014 (8)
Capital expenditures....................      11,015       13,856      21,079
Ratio of earnings to fixed charges(11):
  Before special items..................         4.4x         4.8x        3.4 x
  After special items...................         4.0x         4.8x        3.4 x
Ratio of EBITDA to interest expense(10):
  Before special items..................         6.0x         6.1x        4.7 x
  After special items...................         5.5x         6.1x        4.7 x
Total long-term obligations, including
  current portion, to total
  capitalization(12)....................         48%          56%         56%

------------------------------

(1) Historical amounts include the following business combinations accounted for as pooling-of-interest transactions: Ransdell Surgical, Inc. and Choice Systems, Inc. on September 30, 1998; and The Lash Group, Inc. on August 31, 1998. The impact of these transactions on a historical basis is not significant and, accordingly, prior period amounts have not been restated. The financial results of those businesses have been included in the consolidated financial results of Bergen since their respective acquisition dates. Historical amounts also include the following businesses acquired in transactions accounted for as purchases since the respective acquisition dates: J.M. Blanco on February 10, 1999; Stadtlander on January 21, 1999; substantially all of the net assets of Medical Initiatives, Inc. on December 31, 1998; Pacific Criticare, Inc. on May 12, 1998; substantially all of the net assets of Besse Medical Services, Inc. on January 2, 1998; and certain assets of Oncology Supply Company on August 7, 1996. Pro forma amounts do not give effect to the Stadtlander or J.M. Blanco acquisitions (or any other acquisition (excluding the PharMerica transaction) accounted for as a purchase) for periods prior to the respective acquisition dates.

(2) Along with other companies in its industry, Bergen has begun reporting as revenues the gross dollar amount of bulk shipments to customers' warehouses and the related costs in cost of sales. Bulk shipment transactions are arranged by Bergen with its suppliers at the express direction of the customer, and involve either shipments from the supplier directly to customer warehouse sites or shipments from the supplier to Bergen's warehouses for immediate shipment to customers' warehouse sites. All periods presented have been reclassified to reflect this presentation. Previously only the gross profit related to these bulk shipments was reported in revenues; this gross profit was not material in any period presented.

(3) Operating earnings data has been presented before the special items described in notes 4, 5, 6, 7 and 8 below.

(4) Includes special charges for merger expenses of $3.4 million, net of income tax benefit of $2.4 million, related to the termination of a proposed merger with IVAX Corporation.

(5) Includes special charges for writedown of goodwill of $87.3 million, with no income tax benefit; merger expenses of $8.6 million, net of income tax benefit of $6.0 million; abandonment of capitalized software of $3.1 million, net of income tax benefit of $2.2 million; and restructuring expenses of $1.8 million, net of income tax benefit of $1.2 million.

(6) Includes Bergen's special charges as described in note 5 and PharMerica's special charges for restructuring expenses of $9.1 million, net of income tax benefit of $5.9 million; impairment losses of $3.1 million, net of income tax benefit of $2.1 million; and a loss on disposition of a business of $4.5 million, with no income tax benefit.

(7) Includes special charge for merger expenses of $9.8 million, with no income tax benefit, related to the termination of a proposed merger with Cardinal Health, Inc.

(8) Includes PharMerica's special credit for a gain on disposition of a business of $0.8 million, net of income tax of $0.5 million.

(9) The increase in long-term obligations, including current portion, from September 30, 1998 to March 31, 1999 (pro forma, to give effect to the PharMerica acquisition) reflects the cash paid to the former shareholders of Stadtlander and J.M. Blanco, the debt assumed in the Stadtlander, J.M. Blanco and PharMerica acquisitions and seasonal fluctuations reflecting the nature of Bergen's business. Such fluctuations involve carrying higher inventory levels of certain pharmaceuticals and making larger inventory investment buys during the winter months.

(10) EBITDA represents earnings before interest expense, taxes on income, depreciation and amortization, and is not intended to represent an alternative to operating earnings (as defined in accordance with GAAP) or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. We believe that EBITDA divided by total interest expense and total long-term obligations, including current portion, divided by EBITDA are meaningful measures of performance because they are commonly used to analyze operating performance, leverage and liquidity. We understand that while EBITDA is frequently used to analyze companies, EBITDA as presented herein is not necessarily comparable to what other companies state as "EBITDA" because of potential inconsistencies in the method of calculation.

(11) These ratios were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings from continuing operations before taxes and fixed charges. "Fixed Charges" consist of interest on indebtedness and that portion of rental expense (one-third) which Bergen believes to be representative of interest. Bergen did not have any preferred dividend requirements during any of the periods presented; accordingly, its ratios of earnings to fixed charges and earnings to fixed charges and preferred dividend requirements are identical.

(12) Total long-term obligations, including current portion, to total capitalization represents total long-term obligations, including current portion, divided by total long-term obligations, including current portion, plus shareowners' equity.

                               BERGEN'S BUSINESS

    Bergen is one of the nation's leading supply chain management companies, providing pharmaceuticals, medical-surgical supplies and specialty products, as well as information management solutions and outsourcing services, designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire healthcare spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall healthcare costs while improving disease management and outcomes. Bergen currently operates through four principal wholly-owned subsidiaries, Bergen Brunswig Drug Company, Bergen Brunswig Medical Company, Bergen Brunswig Specialty Company and PharMerica.

BERGEN BRUNSWIG DRUG COMPANY

    The Drug Company is one of the nation's largest distributors of products sold or used by institutional and retail pharmacies. The Drug Company distributes a full line of products, including pharmaceuticals, proprietary medicines, cosmetics, toiletries, personal health products, sundries and home healthcare supplies and equipment from 33 locations in 24 states and Puerto Rico. The Drug Company sells these products to hospital pharmacies, managed care facilities, health maintenance organizations, independent retail pharmacies, pharmacy chains, supermarkets, food-drug combination stores and other retailers located in all 50 states, the District of Columbia, Puerto Rico and Guam.

    The Drug Company has been an innovator in the development and utilization of computer-based retail order entry systems and of electronic data interchange systems, including computer-to-computer ordering systems with suppliers. During fiscal 1998, substantially all of the Drug Company's customer orders were received via electronic order entry systems. These systems, combined with daily delivery, are designed to improve customers' cash and inventory management, and profitability, by freeing them from the burden of maintaining large inventories. The Drug Company is expanding its electronic interface with its suppliers and now electronically processes a substantial portion of its purchase orders, invoices and payments. The Drug Company's eight regional distribution centers, which have replaced older, smaller, less efficient facilities, help improve customer service levels because a wider product selection is more readily available. These centers serviced 51% of the Drug Company's sales volume in fiscal 1998.

    In June 1996, the Drug Company introduced its Generic Purchasing Program ("GPP"). Designed to reduce customers' generic pharmaceutical costs, GPP utilizes the products of a selected group of generic manufacturers and combines that benefit with substantial volume to leverage buying power for the Drug Company's customers. The Drug Company also provides a wide variety of promotional, advertising, merchandising and marketing assistance to independent community pharmacies. For example, the Good Neighbor
Pharmacy-Registered Trademark- program utilizes circular and media advertising to strengthen the consumer image of the independent pharmacy without sacrificing its local individuality. Other programs for the independent community pharmacy include in-store merchandising programs, private label products, shelf management systems, pharmacy computers and a fully-integrated point-of-sale system marketed under the Drug Company's OmniPhase-TM- trademark.

    Hospital and other institutional accounts are offered a wide variety of inventory management and information services by the Drug Company to better manage inventory investment and contain costs. AccuLine-TM-, introduced in June 1995, provides an on-line, real-time, hospital inventory management system in a Windows-TM- (a trademark of Microsoft-Registered Trademark- Corporation) environment and features local area network capability.

BERGEN BRUNSWIG MEDICAL COMPANY

    The Medical Company distributes a variety of medical and surgical products to individual hospitals and alternate site healthcare providers through 31 distribution centers located in 25 states in every region of the United States except the northeast.

    The Medical Company serves hospital customers and alternate site customers in 45 states and the District of Columbia. Alternate site customers include outpatient clinics, nursing homes, surgery centers, dialysis and oncology centers, emergency centers and laboratories.

BERGEN BRUNSWIG SPECIALTY COMPANY

    The Specialty Company supplies pharmaceuticals and oncology products to physician and clinic accounts through five locations in five states (excluding Stadtlander locations). Bergen created the Specialty Company during fiscal 1994 to respond to the rapid growth in the alternate site business. As a major supplier to the alternate site market, the Specialty Company seeks to give its customers quick access to a broad range of specialty, value-added products and services, and commercial outsourcing, initially through its ASD Specialty Healthcare and Integrated Commercialization Solutions divisions.

    Bergen substantially expanded its specialty healthcare distribution business through its January 22, 1999 acquisition of Stadtlander. Headquartered in Pittsburgh, Pennsylvania, Stadtlander provides disease-specific comprehensive pharmaceutical care to individuals living with conditions such as HIV/ AIDS, organ transplants, infertility, mental illness and other high-risk, high-cost chronic medical conditions. Stadtlander also provides pharmaceutical care to inmates within the privatized corrections market. By focusing upon specific disease states, Stadtlander creates and implements disease-specific mail order pharmacy adherence programs designed to assure that medications are prescribed properly by physicians and taken properly by patients. It seeks to differentiate itself from competitors by providing clinical expertise and intervention programs which are intended to minimize costs associated with improper medication management and improve patient outcomes in the specific disease states in which Stadtlander has expertise.

PHARMERICA

    PharMerica is a leading independent provider of institutional pharmacy products and services to the elderly, chronically ill and disabled in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, residential and independent living communities, specialty hospitals and the home. PharMerica also is a leading independent provider of home delivery pharmacy products and services to the workers' compensation and catastrophic care markets.

    In its institutional pharmacy business, PharMerica purchases pharmaceuticals in bulk quantities and dispenses both prescription and non-prescription drugs in patient-specific packaging in accordance with physician orders. Prescription and non-prescription medications are delivered at least daily to long-term care facilities for administration to residents by the nursing staffs of such facilities. PharMerica's pharmacists package drugs to meet each patient's needs for either single-day or multi-day dosage requirements. PharMerica typically serves facilities within a 150-mile radius of its pharmacy locations and provides 24-hour on-call pharmacist service, 365 days per year, for emergency dispensing and delivery or for consultation with the facility's staff or the patient's attending physician.

    PharMerica also provides specialty services including infusion therapy, clinical consulting and comprehensive catastrophic care. PharMerica's infusion therapy services consist of the intravenous delivery or administration by tube, catheter or IV of medication or introduction of parenteral and enteral nutritional formulas, including nutrients and other fluids, to patients. Pharmacy consulting services include comprehensive drug regimen review for patients, recommendation of therapeutic alternatives, evaluation of facility-wide drug usage and drug costs, maintenance of drug administration records, periodic inspection of a facility's medication carts and drug storage rooms and the provision of training programs. PharMerica's consultant pharmacists also employ formulary management techniques designed to assist physicians in making the best cost-effective clinical choice of drug therapy for residents. The PharMerica formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the elderly population of long-term care facilities. PharMerica's formulary guidelines also provide pharmaceutical cost information to residents, their insurers or other payors. PharMerica has developed a clinical software package, which includes an on-line formulary, for use by its consulting pharmacists.

                              ACCOUNTING TREATMENT

    The financial statements of the trust will be consolidated with Bergen's consolidated financial statements, with the preferred securities shown as a separate line item in Bergen's balance sheet outside of the shareowners' equity section as "Company obligated mandatorily redeemable preferred capital trust securities of subsidiary trust holding solely notes of Bergen." Disclosures concerning the preferred securities, the preferred securities guarantee and the subordinated notes will be included in the notes to Bergen's consolidated financial statements.

                           DESCRIPTION OF SECURITIES

    This prospectus supplement summarizes the specific terms and provisions of the preferred securities and the subordinated notes and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus supplement and the accompanying prospectus contain the material terms and conditions for each security. For more information, please refer to the declaration, the Subordinated Indenture, any supplemental indenture or officers' certificate establishing the terms of the subordinated notes and the preferred securities guarantee. Forms of these documents are filed as exhibits to or will be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used in this prospectus supplement and not defined in this prospectus supplement have the meanings given to them in these documents.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

DISTRIBUTIONS

    The preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the subordinated notes. Distributions on the preferred securities are cumulative and will accrue
from the date they are first issued at the annual rate of   % of the $25
liquidation amount of each preferred security. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Distributions not paid when due will themselves
accrue additional interest, at the annual rate of   % on the amount of unpaid
distributions (to the extent permitted by law). When we refer to any payment of distributions, distributions include any such additional distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    If distributions are payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except any day on which banking institutions in New York City are authorized or required by law to close.

CONVERSION

    The preferred securities are not convertible into any equity security of Bergen.

DEFERRAL OF DISTRIBUTIONS

    If no event of default has occurred and is continuing under the subordinated notes, Bergen can, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated notes. If Bergen defers interest payments on the subordinated notes, the trust will also defer quarterly distributions on the preferred securities. During a deferral period, the amount of distributions due to you would continue to accrue and such deferred distributions will themselves accrue interest at the rate stated above (to the extent permitted by law).

    Once Bergen makes all deferred interest payments on the subordinated notes, with accrued interest, it can again defer interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

    Bergen has no current intention of deferring interest payments on the subordinated notes. If Bergen defers interest payments on the subordinated notes, Bergen would be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the subordinated notes.

See "Certain Terms of the Subordinated Notes-- Option to Extend Interest Payment Period" on page S-25.

PAYMENT OF DISTRIBUTIONS

    Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. Payments on the preferred securities represented by a global security will be made in immediately available funds to DTC, the depositary for the preferred securities.

    As long as the preferred securities are in book-entry only form, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will conform to the rules of any securities exchange on which the securities are listed or, if not so listed, be selected by the regular trustees in accordance with the declaration.

REDEMPTION

    Bergen can redeem some or all of the subordinated notes before their maturity:

    - on one or more occasions any time on or after       , 2004; and

    - before       , 2004, if certain changes in tax or investment company law occur (each of which is a "Special Event" and is described more fully below).

    When Bergen repays some or all of the subordinated notes, either at maturity
on       , 2039 or upon early redemption (as we discussed above), the trust will use the cash it receives upon the redemption of the subordinated notes to redeem a like amount of the preferred and common securities. The preferred and (unless there is a default under the subordinated notes) common securities will be redeemed at a price equal to the redemption price for each $25 principal amount of the subordinated notes redeemed. The redemption price for the subordinated notes is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain Terms of the Subordinated Notes--Redemption" on page S-25.

    If less than all the preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated, subject to the exceptions described under "--Subordination of Common Securities" on page S-21, approximately 3% to the common securities holder and approximately 97% to the preferred securities holders. The preferred securities when in global form will be redeemed in accordance with the procedures of DTC.

SPECIAL EVENT REDEMPTION

    If a Tax Event or an Investment Company Event, as we define them below (each a "Special Event"), has occurred and is continuing, Bergen may redeem some or all of the subordinated notes, within 90 days following the occurrence of the Special Event.

    "Tax Event" means that the trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of any:

    - amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

    - official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

    - the trust is or, within 90 days of the date of such opinion, will be subject to United States federal income tax with respect to interest accrued or received on the subordinated notes;

    - interest payable by Bergen on the subordinated notes is not or, within 90 days of the date of such opinion, will not be deductible by Bergen in whole or in part for United States federal income tax purposes; or

    - the trust is or, within 90 days of the date of such opinion, will be subject to more than a minimal amount of taxes, duties or other governmental charges.

    "Investment Company Event" means that the trust will have received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

REDEMPTION PROCEDURES

    The trust will give you at least 30 days, but not more than 60 days, notice before any redemption of preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with the depositary sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give the depositary irrevocable instructions and authority to pay the redemption amount to the preferred securities holders. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

    Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accrue and all rights of the holders of the preferred securities called for redemption will cease, except for the right of holders to receive the redemption amount (but without interest on such redemption amount).

    If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

    If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Bergen pursuant to the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

    In compliance with applicable law (including the United States federal securities laws), Bergen or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption and liquidation amount of, the preferred and common securities will be made pro rata based on the aggregate liquidation amounts of the preferred and common securities. However, if an event of default has occurred and is continuing with respect to the subordinated notes, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

    If an event of default has occurred and is continuing with respect to the subordinated notes, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on your behalf and only you, as the holder of preferred securities, will have the right to direct the property trustee to act on your behalf, subject to certain conditions established for the protection of the property trustee.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY
  TRUST COMPANY

    The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

    Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided the trust and Bergen with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. Since you actually own the preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records show only the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

    The property trustee will wire payments on the preferred securities to DTC's nominee. Bergen, the trust and the property trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Bergen, the trust, the property trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

    Any redemption notices will be sent by Bergen and the trust directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder, either directly or through an indirect participant. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial holders, like you.

    It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with preferred securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the property trustee, Bergen or the trust.

    Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

    - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the regular trustees within 90 days; or

    - the regular trustees decide (with the agreement of Bergen) to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

    If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

    DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CERTIFICATED SECURITIES--REGISTRATION, TRANSFER
  AND PAYMENT

    If the trust issues certificated securities, they will be registered in the name of the securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the declaration, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, Chase Manhattan Bank and Trust Company, National Association, 101 California Street, Suite 2725, San Francisco, California 94111, attention: Corporate Trust Administration.

    Distribution payments on certificated preferred securities will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender a preferred security.

                    CERTAIN TERMS OF THE SUBORDINATED NOTES

    The subordinated notes will be issued as a series pursuant to an officers' certificate ("officers' certificate") as provided for in the Subordinated Indenture or pursuant to a supplemental indenture.

SUBORDINATION

    The subordinated notes are unsecured and are junior in right of payment to all Senior Indebtedness (as we define this term below) of Bergen. This means that no payment on account of principal or interest may be made on the subordinated notes at any time when there is a default in the payment of principal, premium, if any, or interest on Senior Indebtedness. If, while there is a default on Senior Indebtedness, any payment is received by the Subordinated Trustee under the Subordinated Indenture or the holders of any subordinated notes before all Senior Indebtedness has been paid in full, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness or applied to the repayment of the unpaid Senior Indebtedness.

    On any distribution of assets of Bergen to creditors upon any dissolution, winding-up or liquidation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness of Bergen must be paid in full before the holders of the subordinated notes are entitled to receive or retain any payment. Upon payment in full of Bergen's Senior Indebtedness, the holders of the subordinated notes will assume rights similar to the holders of Senior Indebtedness of Bergen to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated notes are paid in full.

    The subordinated notes will rank at least equal with all other subordinated notes initially issued to the other trusts referred to in the accompanying prospectus or to other trusts, partnerships or other entities affiliated with Bergen in connection with an issuance of securities similar to the preferred securities.

    Senior Indebtedness means with respect to Bergen:

    - principal, premium and interest Bergen owes on:

        (1) indebtedness for money borrowed by Bergen; or

        (2) indebtedness evidenced by notes, debentures, bonds or similar evidences of indebtedness issued by Bergen;

    - all capital lease obligations of Bergen;

    - all obligations of Bergen for the deferred purchase price of property or services; and

    - all obligations of the type referred to above of other persons for the payment of which Bergen is responsible or liable as obligor or guarantor.

Senior Indebtedness does not include:

    - any indebtedness that is by its terms junior to or equal with the subordinated notes;

    - Bergen's trade accounts payable;

    - indebtedness of Bergen to any subsidiary of Bergen; and

    - any series of subordinated notes initially issued to trusts, partnerships or other entities affiliated with Bergen in connection with any issuance of securities similar to the preferred securities.

    The preferred securities, the preferred securities guarantee and the subordinated notes do not limit the ability of Bergen and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated notes and the preferred securities guarantee.

    At March 31, 1999, on a pro forma basis, as if on that date Bergen had consummated the PharMerica acquisition and Bergen and the trust had issued and sold the preferred securities and the subordinated notes and applied the estimated net proceeds thereof, approximately

$289.8 million, to repay outstanding bank debt, the total amount of Senior Indebtedness of Bergen and the total amount of long-term obligations, including current portion, of Bergen's consolidated subsidiaries that would have effectively ranked senior to the subordinated notes would have been approximately $1.4 billion. See "Capitalization" on page S-12 and "Use of Proceeds" on page S-11.

INTEREST RATE AND MATURITY

    The subordinated notes will mature on       , 2039 and will bear interest,
accruing beginning at the date of issuance, at the annual rate of   % of their
principal amount, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. Interest payments not paid when due will themselves accrue additional interest at the annual rate of
  % on the amount of unpaid interest (to the extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any Additional Interest as we define it in the next paragraph. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in any such 30-day month. The interest payment provisions for the subordinated notes correspond to the distribution provisions of the preferred securities. The subordinated notes do not have a sinking fund. This means that Bergen is not required to make any principal payments prior to maturity.

ADDITIONAL INTEREST

    If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority (collectively, "Taxes"), then Bergen will be required to pay additional interest ("Additional Interest") on the subordinated notes. The amount of any Additional Interest will be an amount sufficient so that after the trust pays any Taxes, the trust will be in the same position it would have been if it did not have to pay such Taxes.

REDEMPTION

    Bergen has the option to redeem some or all of the subordinated notes before their maturity:

    - on one or more occasions any time on or after       , 2004; or

    - before       , 2004, if a Special Event occurs and is continuing and
      within 90 days of the Special Event.

    In those circumstances, if Bergen decides to redeem some or all of the subordinated notes, the redemption price of each subordinated note redeemed will be equal to 100% of the principal amount of such subordinated note plus accrued and unpaid interest on such subordinated note to the date of redemption.

DISTRIBUTION OF SUBORDINATED NOTES

    If the property trustee distributes the subordinated notes to the preferred and common securities holders upon the dissolution and liquidation of the trust, the subordinated notes will be issued in denominations of $25 principal amount and integral multiples thereof. Bergen anticipates that the subordinated notes would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the subordinated notes. The depositary arrangements for the subordinated notes would be substantially similar to those in effect for the preferred securities.

    For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Certain Terms of the Preferred Securities-- Book-Entry-Only Issuance--The Depository Trust Company" on page S-22.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Bergen can defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods if no event of default has occurred and is continuing with respect to the subordinated notes. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated notes. No interest will be due and payable on the subordinated notes until the end of the deferral period except upon a redemption of the subordinated notes during a deferral period.

    Bergen may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, Bergen will be obligated to pay all accrued and unpaid interest.

    Once Bergen makes all interest payments on the subordinated notes, with accrued interest, it can again defer interest payments on the subordinated notes if no event of default under the subordinated notes has occurred and is continuing.

    During any deferral period, Bergen will not be permitted to:

    - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment on any shares of its capital stock, other than certain situations including stock dividends paid by Bergen where the dividend stock is the same stock as that on which the dividend is paid; or

    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Bergen which rank equal with or junior to the subordinated notes.

    Because the subordinated notes to be issued to the trust will rank equal with all other series of subordinated notes of Bergen initially issued to the other trusts referred to in the accompanying prospectus or to certain other trusts, partnerships or other entities affiliated with Bergen, during an interest deferral period Bergen will not be permitted to make payments on such other series of subordinated notes. Likewise, if Bergen defers interest payments on one of the other of such series of subordinated notes, Bergen will not be permitted to make payments on this series of subordinated notes.

    The restrictions described in the bullet points above will also apply if there occurs and is continuing a default under the Subordinated Indenture or if Bergen defaults on its obligations under the preferred securities guarantee.

    If the property trustee is the sole holder of the subordinated notes, Bergen will give the trust, the regular trustees and the property trustee notice if it decides to defer interest payments on the subordinated notes. Bergen will give that notice one business day before the earlier of:

    - the next date distributions on the preferred securities are payable; or

    - the date the trust is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

    The regular trustees will give notice to the holders of preferred securities if Bergen decides to defer interest payments on the subordinated notes.

    If the property trustee is not the sole holder of the subordinated notes, Bergen will give the holders notice of its selection of any deferral period ten business days prior to the earlier of:

    - the next interest payment date; or

    - the date upon which Bergen is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the subordinated notes of the record date or payment date of any related interest payment.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the preferred securities. Except where we state otherwise, this summary deals only with preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) by a US Holder (as defined below) who purchases the preferred securities at their original offering price when the trust originally issues them.

    We do not address all of the tax consequences that may be relevant to a US Holder. We also do not address, except as stated below, any of the tax consequences to holders that are not US Holders or to holders that may be subject to special tax treatment such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and brokers and dealers in securities or currencies. Further, we do not address:

    - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the preferred securities;

    - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities; or

    - any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning, and selling the preferred securities in light of your circumstances.

    A "US Holder" is a preferred securities holder who or which is:

    - a United States citizen or resident individual (or someone treated as a citizen or resident individual for United States federal income tax purposes);

    - a corporation or partnership created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States;

    - an estate if its income is subject to United States federal income taxation regardless of its source; or

    - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

A "Non-US Holder" is a preferred securities holder other than a US Holder.

    This summary is based on the Code, Treasury regulations (proposed, temporary and final) issued under the Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBT
  SECURITIES

    In connection with the issuance of the subordinated notes, Lowenstein Sandler PC, special tax counsel to Bergen and the trust ("Tax Counsel"), will render a legal opinion generally to the effect that under the current law and assuming full compliance with the terms of the Subordinated Indenture and certain other documents, and based on certain facts and assumptions described in the opinion, the subordinated notes that will be held by the trust will be classified, for United States federal income tax purposes, as indebtedness of Bergen.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the preferred securities, Tax Counsel will render a legal opinion generally to the effect that, under the current law and assuming full compliance with the terms of the declaration, the Subordinated Indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the trust, including the subordinated notes. You will be required to report as ordinary income for United States federal income tax purposes your allocable share of interest (or original issue discount ("OID"), if any) paid or accrued on the subordinated notes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by Bergen of its option to defer payments of stated interest on the subordinated notes would prevent Bergen from declaring dividends on any class of its equity, Bergen believes that the likelihood of its exercising the option is "remote" within the meaning of the Treasury regulations. As a result, Bergen intends to take the position, based on the advice of Tax Counsel, that the subordinated notes will not be deemed to be issued with OID. Based on this position, you will be required to report stated interest payments on the subordinated notes as ordinary income at the time that such payments are received or accrued in accordance with your regular method of tax accounting. Because the Internal Revenue Service has not yet addressed the Treasury regulations in any published rulings or other interpretations, it is possible that the Internal Revenue Service could take a position contrary to the position taken by Bergen.

EXERCISE OF DEFERRAL OPTION

    If Bergen were to exercise its option to defer the payment of interest on the subordinated notes, the subordinated notes would be treated as being "reissued" at such time with OID. Under these rules you would be required to report OID as ordinary income, on a current basis, over the period that you are treated for tax purposes as an owner of the subordinated notes even though Bergen would not be making any actual cash payments during the extended interest payment period. The amount of includible interest income would be determined on the basis of a constant yield method over the remaining term of such subordinated notes; you no longer would separately include in income the actual receipt of future payments of stated interest on the subordinated notes. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase your adjusted tax basis in the subordinated notes, while your actual receipt of cash interest payments would reduce such basis.

CORPORATE US HOLDERS

    Corporate US Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

SALES OF PREFERRED SECURITIES

    If you sell your preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the preferred securities and the amount realized from the sale (generally, the "amount realized" is your selling price except to the extent of any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any accrued and unpaid distributions that you were required to treat as OID less any cash distributions you received in respect of such OID. Gain or loss on the sale of preferred securities generally will be capital gain or loss.

    The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the subordinated notes are treated as having been issued or reissued with OID) relating to the underlying subordinated notes. If you sell or exchange your preferred securities, you will be required to report as ordinary income for United States federal income tax purposes any portion of the sale price that is attributable to such accrued and unpaid interest (including OID, if any) through the date of sale or exchange. As noted above, such income is not included in computing the amount realized on the sale or exchange. To the extent the amount realized is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

RECEIPT OF SUBORDINATED NOTES OR CASH UPON
  LIQUIDATION OF THE TRUST

    If Bergen liquidates the trust and causes the trust to distribute the subordinated notes on a pro rata basis to you, such distribution would be treated as a nontaxable event to you. In such event, you would have an adjusted tax basis in the subordinated notes received in the liquidation equal to the adjusted tax basis in your preferred securities surrendered for such subordinated notes. Your holding period for the subordinated notes would include the period during which you had held the preferred securities. If, however, at the time of the liquidation the trust were classified for United States federal income tax purposes as an association taxable as a corporation, the distribution of the subordinated notes would constitute a taxable event to you.

    If the subordinated notes were redeemed for cash and the proceeds of such redemption were distributed to you in redemption of your preferred securities, the redemption would be treated as a sale of the preferred securities, in which gain or loss would be recognized as described immediately above.

NON-US HOLDERS

    Payments to a Non-US Holder generally will not be subject to United States federal withholding tax, provided the holder:

    - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of stock of Bergen entitled to vote;

    - is not a controlled foreign corporation that is related to Bergen through stock ownership; and

    - is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

    To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-US Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

    - is signed by the holder of the preferred securities under penalties of perjury;

    - certifies that such holder is not a US Holder; and

    - provides the name and address of the holder.

    The statement may be made on an Internal Revenue Service Form W-8 or a substantially similar form, and the holder must inform the withholding agent of any change in the information on the statement within 30 days of such change. If the preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8 or the substitute form provided by the holder.

    A Non-US Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the preferred securities. If, however, a Non-US Holder holds the preferred securities in connection with a trade or business conducted in the United States, or is present in the United States in certain circumstances, it may be subject to United States federal income tax on all income and gains recognized.

INFORMATION REPORTING

    Generally, income on the preferred securities will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

                                  UNDERWRITING

GENERAL

    Based on the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Prudential Securities Incorporated are acting as the representatives, has severally agreed to purchase from the trust, the number of preferred securities set forth opposite its name below:

                                                                                    NUMBER OF
                                                                                    PREFERRED
             UNDERWRITERS                                                           SECURITIES
--------------------------------------------------------------------------------  --------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..........................................................
Banc of America Securities LLC..................................................
A.G. Edwards & Sons, Inc........................................................
Goldman, Sachs & Co.............................................................
Morgan Stanley & Co. Incorporated...............................................
PaineWebber Incorporated........................................................
Prudential Securities Incorporated..............................................

                                                                                  --------------
          Total.................................................................     12,000,000
                                                                                  --------------
                                                                                  --------------

    The underwriters are obligated to purchase all of the preferred securities, if any preferred securities are purchased.

    Bergen and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

    The underwriters have in the past and may in the future engage in transactions with, or perform services for, Bergen or its subsidiaries in the ordinary course of their businesses.

    Bergen will pay all expenses, estimated to be approximately $10.2 million, associated with the offer and sale of the preferred securities.

COMMISSIONS AND DISCOUNTS

    The underwriters will offer the preferred securities directly to the public at $25 per preferred security. The underwriters may also offer the preferred securities to certain dealers at the above mentioned offering price less a concession of $ per preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $ per preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Because the proceeds from the sale of the preferred securities will be used to purchase the subordinated notes, Bergen has agreed to pay to the underwriters
an underwriting commission of $        per preferred security (or a total of $
      ).

    The following table shows the underwriting commission per preferred security and total underwriting commission to be paid by Bergen to the underwriters and proceeds to the trust.

                                                                   PER TOPRS-SM-      TOTAL
                                                                   -------------  --------------
Public offering price............................................    $   25.00    $  300,000,000
Underwriting commission to be paid by Bergen.....................
Proceeds to the trust............................................    $   25.00    $  300,000,000

NEW YORK STOCK EXCHANGE LISTING

    Before this offering, there has been no established public trading market for the preferred securities. The trust intends to apply to list the preferred securities on the NYSE. If approved for listing, trading of the preferred securities is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the NYSE, the underwriters have advised Bergen that they intend to sell the preferred securities to a minimum of 400 beneficial holders. The representatives have advised Bergen that they intend to make a market in the preferred securities prior to the commencement of trading on the NYSE. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the preferred securities.

NO SALES OF SIMILAR SECURITIES

    Bergen and the trust have agreed that until the distribution of the preferred securities has been completed, they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities, any securities convertible into or exchangeable for the preferred securities or any equity securities substantially similar to the preferred securities (except for the subordinated notes and the preferred securities) to investors other than institutional investors without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

NASD

    Because an affiliate of Banc of America Securities LLC is receiving more than ten percent of the proceeds of the offering, not including underwriting compensation, the offering is being conducted in compliance with the National Association of Securities Dealers Conduct Rule 2710(c)(8).

PRICE STABILIZATION AND SHORT POSITIONS

    In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities. The underwriters may create a short position in the preferred securities in connection with the offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

    If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

    The underwriters may suspend any of these activities at any time.

PENALTY BIDS

    The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those preferred securities as part of this offering.

                                 LEGAL MATTERS

    Certain legal matters in connection with the sale of the preferred securities will be passed upon for Bergen and the trust by Lowenstein Sandler PC, Roseland, New Jersey and for the underwriters by Shearman & Sterling, New York, New York. Lowenstein Sandler may rely upon local counsel, including local counsel who may have performed services on behalf of the underwriters, with respect to certain matters. Shearman & Sterling performs legal services for Bergen from time to time as well.

PROSPECTUS
-------------

                                  $700,000,000

                                     [LOGO]

            SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
                             BERGEN CAPITAL TRUST I
                            BERGEN CAPITAL TRUST II
                            BERGEN CAPITAL TRUST III

    PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY BERGEN
                              BRUNSWIG CORPORATION
------------------------------------------------------------

BERGEN:

- will pay principal, premium (if any) and interest on its senior debt securities and, subject to payment of its senior debt, on its subordinated debt securities; and

- will guarantee the payment by each trust of the preferred securities based on several obligations described in this prospectus.

THE TRUSTS:

    Bergen Capital Trust I, Bergen Capital Trust II and Bergen Capital Trust III are Delaware business trusts. Each trust has been established to:

- sell preferred securities (representing undivided beneficial interests in the trust) to the public;

- sell common securities (representing undivided beneficial interests in the trust) to Bergen;

- use the proceeds from these sales to buy an equal amount of subordinated debt securities of Bergen; and

- distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities.

    WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

--------------------------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  The date of this prospectus is May 14, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Forward-Looking Statements.................................................................................           2
About This Prospectus......................................................................................           3
Where You Can Find More Information........................................................................           4
Bergen.....................................................................................................           5
The Trusts.................................................................................................           5
Use of Proceeds............................................................................................           6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           6
Description of Securities..................................................................................           6
Description of Debt Securities.............................................................................           6
Description of Preferred Securities........................................................................          14
Description of Preferred Securities Guarantees.............................................................          21
Relationship among Preferred Securities, Preferred Securities Guarantees and Subordinated
  Debt Securities Held by Each Trust.......................................................................          23
Description of Class A Common Stock........................................................................          24
Other Matters Applicable to the Securities.................................................................          24
Plan of Distribution.......................................................................................          25
Legal Opinions.............................................................................................          26
Experts....................................................................................................          26

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words "believes," "anticipates," "expects" and similar expressions. Bergen has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Bergen, including, among other things:

    - uncertainties relating to general economic conditions;

    - the loss of one or more key customer or supplier relationships, including pharmaceutical or medical-surgical manufacturers for which alternative supplies may not be available;

    - the malfunction or failure of Bergen's information systems, including malfunctions or failures associated with Year 2000 compliance or readiness issues;

    - the costs and difficulties related to the integration of recently acquired businesses, including the status of such companies' compliance with Year 2000 protocols;

    - changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of Bergen's independent auditors, or the staff of the Securities and Exchange Commission;

    - changes in the distribution or outsourcing pattern for pharmaceutical or medical-surgical products and/or services, including any increase in direct distribution or decrease in contract packaging by pharmaceutical manufacturers;

    - application of, changes in, or failure to comply with, government regulations;

    - the costs and other effects of legal and administrative proceedings and governmental audits;

    - competitive factors in Bergen's healthcare service businesses, including pricing pressures;

    - the continued financial viability and success of Bergen's customers and suppliers;

    - technological developments and products offered by competitors;

    - failure to retain or continue to attract senior management or key personnel;

    - risks associated with international operations, including fluctuations in currency exchange ratios;

    - successful challenges to the validity of the Company's patents, copyrights and trademarks;

    - difficulties or delays in the development, production and marketing of new products and services;

    - strikes or other labor disruptions;

    - labor and employee benefit costs;

    - injuries to persons or property resulting from the operation of Bergen's businesses;

    - pharmaceutical and medical-surgical manufacturers' pricing policies and overall drug and medical-surgical supply price inflation;

    - changes in buying practices of hospital buying groups or hospitals;

    - availability and cost of attractive acquisition candidates;

    - the continuation of various trends in the long-term care market (including the trends toward consolidation, cost containment and the implementation of the Medicare prospective payment system); and

    - the effect of reforms of the healthcare delivery system.

    Bergen has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur.

    You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements. Bergen has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Bergen is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that Bergen filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, Bergen and the trusts described in this prospectus may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the securities Bergen and the trusts may offer. Each time Bergen and the trusts sell securities, Bergen will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE
  INFORMATION

    Bergen files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information concerning Bergen can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Bergen. Bergen's Class A Common Stock is listed and traded on the New York Stock Exchange ("NYSE"). Bergen's reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This prospectus is part of a registration statement filed with the SEC by Bergen and the trusts. The full registration statement can be obtained from the SEC as indicated above or from Bergen.

    The SEC allows Bergen to "incorporate by reference" the information it files with the SEC. This permits Bergen to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. Bergen incorporates by reference the following documents which have been filed with the SEC:

    - Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended;

    - Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999;

    - Current Reports on Form 8-K, dated November 12, 1998, January 13, 1999, January 26, 1999, April 19, 1999 and April 30, 1999;

    - the description of Bergen's Shareowners' Rights Plan contained in Bergen's Registration Statement on Form 8-A dated February 14, 1994; and

    - the description of Bergen's Common Stock contained in Bergen's Registration Statement on Form S-4 declared effective by the SEC on March 16, 1999.

    Bergen also incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the offering or offerings of all of the debt securities and preferred securities are completed.

    Bergen will provide without charge, upon request, a copy of any or all of the documents that are incorporated by reference in this prospectus. Requests should be directed to Bergen Brunswig Corporation, 4000 Metropolitan Drive, Orange, California 92868, Attn: Milan A. Sawdei, Executive Vice President, Chief Legal Officer and Secretary; telephone: (714) 385-4000.

    There are no separate financial statements of the trusts in this prospectus. Bergen does not believe that these financial statements would be helpful because:

    - The trusts currently are wholly-owned by Bergen, which files consolidated financial information under the Exchange Act.

    - The trusts do not have any independent operations other than issuing the preferred and common securities and purchasing the subordinated debt securities.

    - Bergen guarantees the preferred securities of the trusts as described in this prospectus.

BERGEN

    Bergen is one of the nation's leading supply chain management companies, providing pharmaceuticals, medical-surgical supplies and specialty products as well as information management solutions and outsourcing services designed to improve cost effectiveness and increase value for customers, patients and manufacturers across the entire healthcare spectrum. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall healthcare costs while improving disease management and outcomes. Bergen's executive offices are located at 4000 Metropolitan Drive, Orange, California 92868; telephone (714) 385-4000.

THE TRUSTS

    Bergen has created three Delaware business trusts pursuant to three Declarations of Trust. The trusts are named Bergen Capital Trust I, Bergen Capital Trust II and Bergen Capital Trust III. Bergen will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

    Each trust will exist solely to:

    - issue and sell its preferred and common securities;

    - use the proceeds from the sale of its preferred and common securities to purchase a series of Bergen's subordinated debt securities;

    - maintain its status as a grantor trust for United States federal income tax purposes; and

    - engage in other activities that are necessary or incidental to these purposes.

Each trust will be utilized for a single offering of preferred and common securities. Thus, there may be up to three offerings of such securities from time to time.

    Bergen will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of such trust's total capitalization. Other than voting rights, the common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Bergen defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

    The prospectus supplement will specify whether or not the preferred securities are convertible. If the preferred securities are convertible, they will be convertible into shares of Bergen's Class A Common Stock, par value $1.50 per share, in accordance with the terms described in the prospectus supplement.

    The preferred securities will be guaranteed by Bergen as described later in this prospectus.

    Bergen has appointed the following five trustees to conduct each trust's business and affairs:

    - Chase Manhattan Bank and Trust Company, National Association ("Property Trustee");

    - Chase Manhattan Bank Delaware ("Delaware Trustee"); and

    - three Bergen officers ("Regular Trustees").

Only Bergen, as owner of the common securities, can remove or replace the trustees. In addition, Bergen can increase or decrease the number of trustees. However, the majority of trustees will always be Regular Trustees.

    Bergen will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except for the trust's obligations under the related preferred and common securities.

    The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

USE OF PROCEEDS

    Bergen will use the net proceeds that it receives from the sale of securities offered under this prospectus for general corporate purposes, including the retirement of outstanding debt of Bergen, Bergen's subsidiaries and entities which Bergen may acquire in the future. Each trust will use all proceeds from the sale of the common and preferred securities to purchase subordinated debt securities of Bergen. The prospectus supplement with respect to any offering of securities may identify different or additional uses for the proceeds of such offering.

RATIOS OF EARNINGS TO FIXED CHARGES
  AND EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS

    The following table sets forth Bergen's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends based on the historical results of Bergen and its subsidiaries. For the purpose of calculating these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges include interest and debt expense, including the portion of lease rentals representative of the interest factor.

                                                                                       SIX MONTHS ENDED
                                     YEAR ENDED SEPTEMBER 30,                             MARCH 31,
                                 --------------------------------                        -----------
                     1994         1995         1996         1997         1998         1998         1999
                     -----        -----        -----        -----        -----        -----        -----
Ratio of
  Earnings to
  Fixed
  Charges.......        4.2x         3.8x         4.4x         4.5x         2.4x         4.0x         4.8x
Ratio of
  Earnings to
  Combined Fixed
  Charges and
  Preferred
  Stock
  Dividends*....        4.2x         3.8x         4.4x         4.5x         2.4x         4.0x         4.8x

------------------------

*There were no dividends on preferred stock during any of the periods presented.

DESCRIPTION OF SECURITIES

    This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the preferred securities, the preferred securities guarantee and Bergen's Class A Common Stock. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security. For more information, please refer to (1) the indenture (the "Senior Indenture"), dated as of May 14, 1999, between Bergen and Chase Manhattan Bank and Trust Company, National Association ("Chase Manhattan Bank and Trust Company"), as trustee ("Senior Indenture Trustee"), relating to the issuance of each series of senior debt securities, (2) the indenture (the "Subordinated Indenture"), dated as of May 14, 1999, between Bergen and Chase Manhattan Bank and Trust Company, as trustee (the "Subordinated Indenture Trustee"), relating to the issuance of each series of subordinated debt securities, (3) the Declaration of each trust, (4) Bergen's guarantee of the preferred securities issued by each trust (the "Preferred Securities Guarantees") and (5) Bergen's Restated Certificate of Incorporation, as amended. Forms of these documents are filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF DEBT SECURITIES

GENERAL

    From time to time Bergen may issue debt securities in one or more series--as either senior securities ("Senior Debt Securities") or subordinated securities ("Subordinated Debt Securities"). The term "Debt Securities" refers to both the Senior Debt Securities and the Subordinated Debt Securities. Certain general terms of the Debt Securities are described below. The particular terms of a series of Debt Securities will be described in a prospectus supplement.

    If Bergen issues Senior Debt Securities (other than the LYONs-TM-(*) discussed below), the Senior Debt Securities would be issued under the Senior Indenture. Bergen would issue the Subordinated Debt Securities (other than the LYONs) under the Subordinated Indenture. Bergen may offer Liquid Yield Option-TM- Notes

------------------------------

* Trademark of Merrill Lynch & Co., Inc.

("LYONs"), which may be either Senior Debt Securities or Subordinated Debt Securities. LYONs will not be issued under the Senior Indenture or the Subordinated Indenture, but rather will be issued under a separate indenture (the "LYONs Indenture") to be entered into when LYONs are issued. The term "Indentures" means the Senior Indenture, the Subordinated Indenture and the LYONs Indenture, each of which will be subject to and governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The term "Trustee" means the trustee under each of the Senior Indenture, the Subordinated Indenture and the LYONs Indenture.

    The Indentures do not limit the amount of Debt Securities that Bergen may issue, nor do they limit Bergen or its subsidiaries from issuing any other unsecured debt. The Debt Securities offered by this prospectus will be limited to $700,000,000 in aggregate principal amount.

    The Senior Debt Securities will rank equally with all of Bergen's senior and unsubordinated debt. Each series of Senior Debt Securities will be unsecured. Each series of Subordinated Debt Securities will be unsecured and will be subordinate and junior in priority of payment to certain of Bergen's other indebtedness to the extent described in a prospectus supplement.

    The Debt Securities are obligations exclusively of Bergen, which is a holding company. Its principal assets are its direct or indirect ownership of the capital stock of its subsidiaries, cash, marketable securities and real estate. Because Bergen's operations are currently conducted through subsidiaries, the cash flow and the consequent ability to service Bergen's debt, including the Debt Securities, are substantially dependent upon the earnings of its subsidiaries and the distribution of those earnings to Bergen or upon loans or other payments of funds by those subsidiaries to Bergen. The subsidiaries are separate and distinct legal entities and, except to the extent, if any, described in a prospectus supplement pertaining to particular series of Debt Securities, will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Bergen by its subsidiaries may be subject to statutory or contractual restrictions, may be contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    The Debt Securities will be effectively subordinated to all indebtedness and other liabilities, including trade payables, of Bergen's subsidiaries. Any right of Bergen to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Bergen is itself recognized as a non-subordinated creditor of such subsidiary, in which case Bergen's would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Bergen.

    The Senior Indenture and Subordinated Indenture do not contain any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving Bergen or any of its subsidiaries. Reference is made to the prospectus supplement relating to a particular series of Debt Securities for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that may be included in the terms of such series of Debt Securities, including any addition of a covenant or other provision providing such protection.

    Each prospectus supplement will describe the following terms relating to a series of Debt Securities:

    - the title;

    - any limit on the amount that may be issued;

    - whether the series of Debt Securities will be issued as registered securities, bearer securities or both;

    - the price at which the series of Debt Securities will be issued, which may be at a discount or premium;

    - whether or not the series of Debt Securities will be issued in global form, and, if so, the terms and who the depositary will be;

    - the maturity date(s);

    - the person to whom any interest will be payable on any registered security, if other than the person in whose name such security is registered at the close of business on the regular record date;

    - the annual interest rate(s) (which may be fixed or variable), if any, or the method for determining the rate(s), and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);

    - the place(s) where payments shall be payable, registered securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon Bergen may be served;

    - the period(s) within which, and the price(s) at which, such series of Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and provisions;

    - any mandatory or optional sinking fund provisions or any provisions for remarketing the securities and other related terms and provisions;

    - the denominations in which the series of Debt Securities will be issued, in the case of registered securities, if other than denominations of $1,000 and any integral multiple thereof, and, in the case of bearer securities, if other than denominations of $5,000 and any integral multiple of $5,000;

    - the currency or currencies, including composite currencies or currency units, in which the series of Debt Securities may be denominated or in which payment of the principal of, premium, if any, and interest, if any, on the series of Debt Securities will be payable, if other than the currency of the United States of America, and, if so, whether the series of Debt Securities may be satisfied and discharged other than as provided in the applicable Indenture;

    - if the amounts of payments of principal of and interest, if any, on the series of Debt Securities are to be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the series of Debt Securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any;

    - if other than the entire principal amount, the portion of the principal amount of the series of Debt Securities that will be payable upon acceleration of the maturity pursuant to an event of default;

    - whether the series of Debt Securities is to be convertible into Bergen's Class A Common Stock and, if so, the conversion rate and the extent to which such conversion rate will be subject to anti-dilution provisions;

    - if other than as defined in the applicable Indenture, the meaning of "Business Day" when used with respect to the series of Debt Securities;

    - if the series of Debt Securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal, premium or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable Indenture, the forms and terms of such certificates, documents or conditions;

    - the right, if any, to extend the interest payment periods or defer interest payments and the duration of the extensions or deferrals;

    - the terms, if any, pursuant to which any series of Subordinated Debt Securities will be subordinate to any of Bergen's debt;

    - any addition to, or modification or deletion of, any event of default, covenant of Bergen or other term or provision specified in the applicable Indenture with respect to the series of Debt Securities; and

    - any other terms (which terms may be inconsistent with the applicable Indenture).

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to such an offering will be described in the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE

    The Indentures generally permit Bergen to merge or consolidate, or sell, convey, transfer or otherwise dispose of its assets as an entirety or substantially as an entirety, provided that no event of default would occur as a result of such transaction. However, any successor or acquiror of such assets must assume all of the obligations of Bergen under the Indentures and the Debt Securities and be organized and existing under the laws of the United States, any state, or the District of Columbia.

SUBORDINATION

    If Bergen's assets are distributed upon dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on Subordinated Debt Securities will be subordinated, to the extent provided in the Subordinated Indenture and any applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including Senior Debt Securities. No payment on account of principal (or premium, if any), sinking fund or interest may be made on Subordinated Debt Securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while there is a default on senior indebtedness, any payment is received by the Subordinated Trustee under the Subordinated Indenture or the holders of any Subordinated Debt Securities before all senior indebtedness has been paid in full, such payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of Subordinated Debt Securities will be subrogated to the rights of the holders of senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of amounts otherwise payable with respect to the Subordinated Debt Securities.

    Due to such subordination, if Bergen's assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of Subordinated Debt Securities. The Subordinated Indenture or any applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge provisions and the legal defeasance provisions of the Subordinated Indenture.

    If this prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CERTAIN COVENANTS

    If Bergen agrees to material covenants with respect to a particular series of Debt Securities, such covenants will be described in the applicable prospectus supplement and will be added to the applicable Indenture by means of a supplemental indenture or other appropriate documentation.

CONVERSION RIGHTS

    If a particular series of Debt Securities is convertible, the terms and conditions, if any, on which such Debt Securities are convertible into Bergen's Class A Common Stock or other Bergen securities will be set forth in the applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Bergen, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the Debt Securities are redeemed.

EVENTS OF DEFAULT

    In addition to any other event of default specified in the prospectus supplement relating to a series of Debt Securities, the following are events of default under the Indentures with respect to any series of Debt Securities issued unless otherwise specified in the prospectus supplement relating to such series:

    - default in the payment of any principal of, or any premium on, such series;

    - default in the payment of any installment of interest on such series and continuance of such default for a period of 30 days;

    - default with respect to any obligation to make payments to a sinking fund or analogous obligation when the same becomes due by the terms of such series;

    - default in the performance of any other covenant in the applicable Indenture with respect to such series and continuance of such default for a period of 90 days after receipt by Bergen of notice of such default from the Trustee or receipt by Bergen and the Trustee of notice of such default from the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding;

    - acceleration or non-payment at maturity of (i) indebtedness for borrowed money of Bergen or any subsidiary or (ii) any guarantee of payment by Bergen or any subsidiary of any obligation of any person or entity, in either case in excess of $25,000,000, which acceleration or non-payment is not cured, waived, rescinded or annulled, or such indebtedness or guarantee is not discharged, within 15 days after receipt of written notice; and

    - certain events of bankruptcy, insolvency or reorganization of Bergen.

    If a series of Subordinated Debt Securities is held by a trust, it would also be an event of default if such trust voluntarily or involuntarily dissolves, winds up or terminates, except in connection with:

    - the distribution of such Subordinated Debt Securities to holders of preferred and common securities of such trust;

    - the redemption of all of the preferred and common securities of such trust; or

    - mergers, consolidations or amalgamations permitted by the Declaration of such trust.

    If an event of default with respect to Debt Securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series, by notice in writing to Bergen (and to the Trustee if notice is given by such holders), may declare due the principal of (or if such Debt Securities are discount securities, the portion of the principal amount as specified in the applicable prospectus supplement), premium, if any, and accrued interest, if any, and call for immediate payment. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of an affected series (or if Subordinated Debt Securities of an affected series are held by a trust, the holders of at least a majority in aggregate liquidation amount of the trust's preferred securities) may waive any past default or event of default of such series, except defaults or events of default regarding:

    - payment of principal, interest or sinking fund obligations, if any; or

    - covenants that cannot be modified or amended without the consent of each holder of any outstanding Debt Securities affected (as described under "--Modification of Indentures; Waiver" below).

Any such permitted waiver will cure such default or event of default.

    If the Subordinated Debt Securities of any series are held by a trust, and a Declaration Event of Default (as defined under "Description of Preferred Securities--Declaration Events of

Default" below) has occurred and is attributable to the failure of Bergen to pay principal, premium, if any, or interest on, such Subordinated Debt Securities, then each holder of the preferred securities of such trust may sue Bergen, or seek other remedies to force payment to such holder of the principal of, premium, if any, or interest on, such Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by such holder.

    Subject to the terms of the applicable Indenture, if an event of default under that Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under that Indenture at the request or direction of any of the holders of the applicable series of Debt Securities, unless such holders have offered the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series, provided that:

    - the direction given to the Trustee is not in conflict with any law or the applicable Indenture;

    - the Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

    - the Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the Debt Securities of any series will have the right to institute a proceeding under the applicable Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

    - the holder has given written notice to the Trustee of a continuing event of default with respect to that series;

    - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to, and such holders have offered reasonable indemnity to, the Trustee to institute such proceedings as trustee; and

    - the Trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series other conflicting directions, within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of Debt Securities if Bergen defaults in the payment of the principal, premium, if any, or interest on, the Debt Securities.

    Bergen will periodically file statements with the Trustee regarding its compliance with the conditions and covenants in the Indentures.

MODIFICATION OF INDENTURES; WAIVER

    Bergen and each Trustee may change the applicable Indenture without the consent of any holders with respect to certain matters, including:

    - evidencing the succession of another person to Bergen and the assumption by it of Bergen's covenants in the applicable Indenture and the Debt Securities of such series;

    - adding to Bergen's covenants, agreements and obligations for the benefit of the holders of the series of Debt Securities, or to surrender any right or power of Bergen under the applicable Indenture;

    - evidencing and providing for the acceptance of appointment under the applicable Indenture of a successor Trustee with respect to the securities of one or more series and to add to or change any provisions of such Indenture as may be necessary to provide for or facilitate the administration by more than one Trustee;

    - curing any ambiguity or correcting any inconsistency in the applicable Indenture if such action does not adversely affect the interests of the holders of such Debt Securities;

    - by means of a supplemental indenture, adding, changing or eliminating any provisions of the applicable Indenture (which addition, change or elimination may apply to one or more series of Debt Securities) if such addition, change or elimination does not (a) apply to any security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and (b) modify existing holders' rights under such provisions;

    - securing the Debt Securities; or

    - changing anything else that does not adversely affect the interests of any holder of Debt Securities.

    In addition, under each Indenture, Bergen and each Trustee may change the rights of holders of a series of Debt Securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each affected series. However, the following changes, among other things, may be made only with the consent of each holder of any outstanding Debt Securities affected:

    - changing the stated maturity of such Debt Securities;

    - reducing the principal amount of a discount security payable upon declaration of acceleration;

    - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any such Debt Securities;

    - changing the place or currency of payment of principal, premium, if any, or interest, if any, on any such Debt Securities;

    - impairing the right to institute suit for the enforcement of any payment on or with respect to any such Debt Securities; and

    - modifying any of the foregoing requirements or reducing the percentage of Debt Securities, the holders of which are required to consent to any amendment or waiver of any covenant or past default.

    If the consent of the Property Trustee of a trust, as the sole holder of Subordinated Debt Securities held by the trust, is required for any amendment, modification or termination of the Subordinated Indenture, the Property Trustee will request directions from the holders of the preferred securities of the applicable trust.

FORM, EXCHANGE AND TRANSFER

    Debt Securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 and any integral multiple thereof and bearer securities will be issued in denominations of $5,000 and any integral multiple thereof. Subject to the terms of the Indentures and the limitations applicable to global securities described in the applicable prospectus supplement, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the relevant Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, Debt Securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Bergen for such purpose. Bearer securities will not be issued in exchange for registered securities. Unless otherwise provided in the Debt Securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but Bergen may require payment of any taxes or other governmental charges. Bergen has appointed each of the Senior Indenture Trustee and Subordinated Indenture Trustee and, if any Senior Debt Securities or Subordinated Debt Securities are denominated as LYONs, will appoint the trustee under the LYONs Indenture, as Security Registrar. Any transfer agent (in addition to the applicable Security Registrar) initially designated by Bergen for any Debt Securities will be named in the applicable prospectus supplement. Bergen may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Bergen will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

    If the Debt Securities of any series are to be redeemed, Bergen will not be required to:

    - issue, register the transfer of, or exchange those Debt Securities during the 15 day period before the first date of publication of the relevant notice of redemption as to those Debt Securities; except that in the case of a series of registered securities selected for redemption where the required notice is mailed rather than published, the 15 day period predates the close of business on the day of such mailing;

    - in the case of registered securities, register the transfer of or exchange any Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such registered security being redeemed in part; or

    - in the case of bearer securities, exchange any Debt Securities so selected for redemption, except to exchange such bearer security for a registered security that is immediately surrendered for redemption.

GLOBAL SECURITIES

    The Debt Securities of each series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global Debt Security may not be transferred, except as a whole, among the depositary for such Debt Security and/or its nominees and/or successors. If any Debt Securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any such global security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

DEFEASANCE

    The Indentures provide Bergen with the option to discharge itself from (a) all obligations of the Debt Securities of a series (except for certain administrative obligations) or (b) compliance with certain covenants of the Indentures. To exercise either option Bergen must irrevocably deposit in trust with the Trustee money or obligations of, or guaranteed by, the United States of America sufficient to pay all of the principal of, premium, if any, on and interest on the Debt Securities of such series on the dates such payments are due in accordance with their terms. To exercise either option, Bergen is required to deliver to the Trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize gain or loss for federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based either on a ruling of the Internal Revenue Service or a change in the applicable federal income tax law.

INFORMATION CONCERNING THE TRUSTEE

    Each Trustee, other than during the occurrence and continuance of an event of default under the applicable Indenture, is required to perform only such duties as are specifically set forth in such Indenture. Upon an event of default under the applicable Indenture, the Trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Trustee is under no obligation to exercise any of the powers given it by the applicable Indenture at the request of any holder of Debt Securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

    Chase Manhattan Bank and Trust Company, the Trustee under the Senior Indenture and the Subordinated Indenture, is also the trustee with respect to $150 million in aggregate principal amount of Bergen's 7 3/8% Senior Notes due 2003 (the "7 3/8% Notes"), $100 million in aggregate principal amount of Bergen's 7 1/4% Senior Notes due 2005 (the "7 1/4% Notes" and, collectively with the 7 3/8% Notes, the "Senior Notes"), and $8.4 million in aggregate principal amount of Bergen's 6 7/8% Exchangeable Subordinated Debentures due 2011 (the
"6 7/8% Debentures"), and is the rights agent under Bergen's Shareowner Rights Plan. An affiliate of the Trustee is the transfer agent, registrar and dividend disbursing agent for Bergen's Class A Common Stock. Bergen also maintains banking relationships in the ordinary course of business with an affiliate of the Trustee. However, if Chase Manhattan Bank and Trust Company acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any Debt Securities (other than bearer securities) on any interest payment date will be made to the person in whose name such Debt Securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

    Principal of and any premium and interest on the Debt Securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by Bergen, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by wire transfer or by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the Trustee in The City of New York will be designated as sole paying agent for payments with respect to Debt Securities of each series. Bergen will be required to maintain a paying agent in each place of payment for the Debt Securities of a particular series.

    Unless otherwise indicated in an applicable prospectus supplement, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the offices of a paying agent outside the United States as Bergen may designate, or by check mailed to any address or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of an installment of interest on any bearer security will be made only if the coupon relating to the interest installment is surrendered.

    All moneys paid by Bergen to a paying agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Bergen, and the holder of the security thereafter may look only to Bergen for payment thereof.

GOVERNING LAW

    The Indentures and Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                      DESCRIPTION OF PREFERRED SECURITIES

GENERAL

    Each Declaration authorizes the Regular Trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by such trust to purchase a series of subordinated debt securities issued by Bergen. The subordinated debt securities will be held in trust by the Property Trustee for the benefit of the holders of such preferred and common securities.

    Under each Preferred Securities Guarantee, Bergen will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent such trust has funds available to make those payments and has not made such payments. See "Description of Preferred Securities Guarantees."

    The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Bergen under the series of subordinated debt securities held by such trust. If Bergen fails to make a payment on such subordinated debt securities, such trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

    Each Preferred Securities Guarantee, when taken together with Bergen's obligations under the related series of subordinated debt securities, the Subordinated Indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

    Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each Property Trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust in order to comply with the provisions of the Trust Indenture Act.

    Each series of preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the relevant Declaration or made part of such Declaration by the Trust Indenture Act or the Delaware Business Trust Act. Generally, the terms of such preferred securities will mirror the terms of the subordinated debt securities held by the trust.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of such preferred securities, including:

    - the name of such preferred securities;

    - the dollar amount and number of securities issued;

    - any provision relating to deferral of distribution payments;

    - the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

    - the date from which distributions shall be cumulative;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such preferred securities shall be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of such preferred securities;

    - the voting rights, if any, of holders of such preferred securities;

    - whether such preferred securities are to be convertible, indirectly, into Bergen's Class A Common Stock and, if so, the conversion rate and the extent to which such conversion rate will be subject to anti-dilution provisions;

    - any securities exchange on which such preferred securities will be listed;

    - whether such preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

    Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by such prospectus supplement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Unless otherwise specified in an applicable prospectus supplement, each Declaration states that the related trust shall be dissolved:

    - upon the bankruptcy of Bergen;

    - upon the filing of a certificate of dissolution or its equivalent with respect to Bergen;

    - upon the filing of a certificate of cancellation with respect to such trust after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of such trust, voting together as a single class;

    - 90 days after the revocation of the certificate of incorporation of Bergen (but only if the certificate of incorporation is not reinstated during that 90-day period);

    - upon the election by Bergen, effective upon notice to the related trust, the Property Trustee and the Delaware Trustee, to dissolve such trust in accordance with the terms of the preferred and common securities and all of the related subordinated debt securities held by the Property Trustee shall have been distributed to the holders of the preferred and common securities in exchange for all of such securities; or

    - before the issuance of any common or preferred securities of such trust, with the consent of all of the Regular Trustees and Bergen;

    - upon the redemption of all of the common and preferred securities of such trust;

    - if the related subordinated debt securities are convertible into Bergen's Class A Common Stock, upon the exchange of a specified percentage or amount of the common and preferred securities of such trust for such subordinated debt securities and the conversion of such subordinated debt securities into shares of Bergen's Class A Common Stock; or

    - upon entry of a court order for the dissolution of Bergen or such trust.

    Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:

    - cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

    - subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

If such trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on such preferred securities will be paid before any distribution on such common securities.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Subordinated Indenture relating to a series of subordinated debt securities is an event of default under the Declaration of the trust that owns such subordinated debt securities (a "Declaration Event of Default"). See "Description of Debt Securities--Events of Default."

    Bergen and the Regular Trustees of a trust must file annually with the Property Trustee for such trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee of the applicable trust, as the sole holder of the subordinated debt securities held by such trust, will have the right under the Subordinated Indenture to declare the principal of, premium, if any, and interest on such subordinated debt securities to be immediately due and payable.

    If a Property Trustee fails to enforce its rights under the terms of the applicable subordinated debt securities after a holder of preferred securities has made a written request, such holder may, to the extent permitted by applicable law, sue Bergen, or seek other remedies, to enforce the Property Trustee's rights under such subordinated debt securities without first instituting a legal proceeding against such Property Trustee or any other person or entity.

    If Bergen fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by a trust which owns such notes may directly sue Bergen or seek other remedies, to collect its pro rata share of payments owed.

REMOVAL AND REPLACEMENT OF TRUSTEES

    Only the holder of a trust's common securities has the right to remove or replace the trustees of such trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for such trust.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUSTS

    A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below. A trust may, with the consent of a majority of its Regular Trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, if:

    - the successor entity either

        (1) assumes all of the obligations of the trust relating to its preferred and common securities; or

        (2) substitutes for such trust's preferred and common securities other securities substantially similar to such preferred and common securities ("successor securities"), so long as the successor securities rank the same as such preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

    - Bergen acknowledges a trustee of such successor entity who has the same powers and duties as the Property Trustee of such trust as the holder of the particular series of subordinated debt securities;

    - the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

    - the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

    - the successor entity has a purpose identical to that of the trust;

    - prior to the Merger Event, Bergen has received an opinion of counsel from a law firm stating that

        (1) such Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

        (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

    - Bergen guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable Preferred Securities Guarantee and the guarantee of the common securities for such trust.

    In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATIONS

    The holders of preferred securities have no voting rights except as discussed under "--Mergers, Consolidations or Amalgamations of the Trusts" and "Description of Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for the applicable trust.

    Except as otherwise provided in the Declaration for a particular trust or by any applicable terms of the securities, such Declaration may be amended by, and only by, a written instrument approved and executed by the Regular Trustees (or, if there are more than two Regular Trustees, a majority of the Regular Trustees); provided, however, that:

    - no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to:

        * cause such trust to fail to be classified for the purposes of United States federal income taxation as a grantor trust;

        * affect the powers or the rights of the Property Trustee or the Delaware Trustee without the written consent of the Property Trustee or the Delaware Trustee, as the case may be; or

        * cause such trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act;

    - at such time after such trust has issued any securities which remain outstanding, any amendment which would adversely affect the rights, privileges or preferences of any holder of such securities may be effected only with such additional requirements as may be set forth in the terms of such securities;

    - certain provisions in such Declaration regarding the transferability of the common securities and regarding the amendment of such Declaration cannot be amended without the consent of all of the holders of the securities;

    - certain provisions in such Declaration regarding Bergen cannot be amended without Bergen's consent; and

    - Bergen's rights to increase or decrease the number of, and appoint and remove, Trustees shall not be amended without Bergen's consent.

    Notwithstanding the foregoing, a Declaration may be amended from time to time by the holders of a majority in liquidation amount of the common securities and the Property Trustee, without the consent of the holders of the preferred securities, to:

    - cure any ambiguity;

    - correct or supplement any provision in such Declaration that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under such Declaration, which shall not be inconsistent with the other provisions of such Declaration;

    - add to the covenants, restrictions or obligations of Bergen;

    - to ensure the applicable trust's classification as a grantor trust for United States federal income tax purposes; and

    - to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the applicable trust will not be required to register as an "investment company" under the Investment Company Act.

    Subject to certain qualifications, the Declaration may be amended by the holders of a majority in liquidation amount of the Common Securities and the Property Trustee if:

    - the holders of a majority in liquidation amount of the Preferred Securities consent to such amendment; and

    - the Regular Trustees have received an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Regular Trustees in accordance with such amendment will not affect the applicable trust's status as a grantor trust for United States federal income tax purposes or such trust's exemption from status as an "investment company" under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee of the trust; or

    - direct the exercise of any trust or power conferred upon such Property Trustee under that trust's Declaration, including the right to direct the Property Trustee, as the holder of a series of subordinated debt securities, to

        (1) exercise the remedies available under the Subordinated Indenture with respect to such subordinated debt securities;

        (2) waive any event of default under the Subordinated Indenture that is waivable;

        (3) cancel an acceleration of the principal of the subordinated debt securities; or

        (4) consent to any amendment, modification or termination of the Subordinated Indenture or such subordinated debt securities where such consent shall be required.

However, if the Subordinated Indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities (a "super-majority") with respect to any such waiver or consent, then the Property Trustee for such series must get approval of the holders of such super-majority in liquidation amount of such series of preferred securities.

    In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of such action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The Property Trustee of a trust will notify all preferred securities holders of such trust of any notice received from the Subordinated Indenture Trustee with respect to the subordinated debt securities held by such trust.

    As described in each Declaration, the Property Trustee may hold a meeting to have preferred securities holders vote on certain matters or have them approve such matters by written consent.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Bergen or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

    - Bergen and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

    - any preferred securities owned by Bergen or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

INFORMATION CONCERNING THE PROPERTY TRUSTEES

    For matters relating to compliance with the Trust Indenture Act, the Property Trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default under the applicable trust, undertakes to perform only such duties as are specifically set forth in the applicable Declaration and, upon a Declaration Event of Default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Property Trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

    Chase Manhattan Bank and Trust Company is the Senior Indenture Trustee and the Subordinated Indenture Trustee and will act as the Property Trustee and the Preferred Securities Guarantee Trustee. In addition, an affiliate of Chase Manhattan Bank and Trust Company will act as the Delaware Trustee of each of the trusts. However, if Chase Manhattan Bank and Trust Company acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign. For information regarding other relationships between Bergen and Chase Manhattan Bank and Trust Company, see "Description of Debt Securities--Information Concerning the Trustee."

MISCELLANEOUS

    The Regular Trustees of each trust are authorized and directed to conduct the affairs of and to operate such trust in such a way that

    - such trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

    - such trust will be classified as a grantor trust for United States federal income tax purposes; and

    - the subordinated debt securities held by such trust will be treated as indebtedness of Bergen for United States federal income tax purposes.

    Bergen and the Regular Trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that Bergen and the Regular Trustees of such trust determine to be necessary or desirable for such purposes.

    Holders of preferred securities have no preemptive or similar rights.

    A trust may not invest any proceeds received by the trust from holding the subordinated debt securities (but shall distribute all such proceeds to the holders of preferred securities), acquire any assets other than the subordinated debt securities and any cash proceeds received with respect thereto, make any loans or incur any indebtedness (other than loans represented by the subordinated debt securities), act in any way to vary the assets of the trust or the terms of the preferred securities or the common securities or issue any securities other than the preferred securities and the common securities.

GOVERNING LAW

    Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF PREFERRED SECURITIES
  GUARANTEES

GENERAL

    Bergen will execute a Preferred Securities Guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Chase Manhattan Bank and Trust Company will act as indenture trustee ("Preferred Securities Guarantee Trustee") under each Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Preferred Securities Guarantee Trustee will hold each Preferred Securities Guarantee for the benefit of the preferred securities holders of the applicable trust.

    Bergen will irrevocably agree, as described in each Preferred Securities Guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the Preferred Securities Guarantee Payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments, to the extent not paid by a trust ("Preferred Securities Guarantee Payments"), will be covered by the applicable Preferred Securities Guarantee:

    - any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

    - the redemption price, to the extent that the trust has funds available to make the payment; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with a distribution of subordinated debt securities to holders of such preferred securities in exchange for such preferred securities), the lesser of:

        (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

        (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a liquidation of the trust ("Liquidation Payment").

    Bergen's obligation to make a Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

    No single document executed by Bergen relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Bergen's obligations under the applicable Preferred Securities Guarantee, Declaration, Subordinated Indenture and the subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    Each Preferred Securities Guarantee will constitute an unsecured obligation of Bergen and will rank:

    - subordinate and junior in right of payment to all of Bergen's other liabilities (except for those liabilities made equal or junior by their terms to any liabilities of Bergen under such Preferred Securities Guarantee);

    - equal with the most senior preferred or preference stock now or hereafter issued by Bergen, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

    - senior to Bergen's Class A Common Stock.

    Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the Preferred Securities Guarantee. Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Bergen, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing any other person or entity). A Preferred Securities Guarantee will not be discharged except by payment of the Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities (in which case no consent of such holders will be required), a Preferred Securities Guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of such preferred securities (excluding any such preferred securities held by Bergen or any of its affiliates). A description of the way to obtain any approval is described under "Description of Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in a Preferred Securities Guarantee will be binding on Bergen's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT

    An event of default under a Preferred Securities Guarantee occurs if Bergen fails to make any of its required payments or perform its obligations under such Preferred Securities Guarantee.

    The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each Preferred Securities Guarantee (excluding any preferred securities held by Bergen or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee relating to such Preferred Securities Guarantee or to direct the exercise of any trust or power given to the Preferred Securities Guarantee Trustee under such Preferred Securities Guarantee or to waive any past event of default and its consequences.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

    The Preferred Securities Guarantee Trustee under a Preferred Securities Guarantee, other than during the occurrence and continuance of a default under such Preferred Securities Guarantee, will perform only the duties that are specifically described in such Preferred Securities Guarantee. After such a default, the Preferred Securities Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Preferred Securities Guarantee Trustee is under no obligation to exercise any of its powers as described in the applicable Preferred Securities Guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

    Chase Manhattan Bank and Trust Company is the Senior Indenture Trustee and the Subordinated Indenture Trustee and will act as the Preferred Securities Guarantee Trustee and the Property Trustee. In addition, an affiliate of Chase Manhattan Bank and Trust Company will act as the Delaware Trustee of each of the trusts. However, if Chase Manhattan Bank and Trust Company acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate such conflict or resign. For information regarding other relationships between Bergen and Chase Manhattan Bank and Trust Company, see

"Description of Debt Securities--Information Concerning the Trustee."

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    Each Preferred Securities Guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of such preferred securities or, if such subordinated debt securities are convertible into Bergen's Class A Common Stock, upon the exchange of all such preferred securities for the corresponding series of subordinated debt securities and the conversion of all such subordinated debt securities into Bergen's Class A Common Stock. Each Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under such preferred securities or such Preferred Securities Guarantee.

GOVERNING LAW

    Unless otherwise specified in a prospectus supplement, the Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of Delaware.

RELATIONSHIP AMONG PREFERRED
  SECURITIES, PREFERRED SECURITIES
  GUARANTEES AND SUBORDINATED DEBT
  SECURITIES HELD BY EACH TRUST

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Bergen to the extent described under "Description of Preferred Securities Guarantees." No single document executed by Bergen in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of such preferred securities. It is only the combined operation of Bergen's obligations under the applicable Preferred Securities Guarantee, Declaration, Subordinated Indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

    As long as Bergen makes payments of interest and other payments when due on the subordinated debt securities held by a trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

    - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

    - the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

    - Bergen will pay for any and all costs, expenses and liabilities of each trust except such trust's obligations under its preferred securities (and Bergen has agreed to guarantee such payments); and

    - each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Bergen does not make payments on such subordinated debt securities, such trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts. Instead, you may directly sue Bergen or seek other remedies to collect your pro rata share of payments owed. If you sue Bergen to collect payment, then Bergen will assume your rights as a holder of preferred securities under such trust's Declaration to the extent Bergen makes a payment to you in any such legal action.

    A holder of any preferred security may sue Bergen, or seek other remedies, to enforce its rights under the applicable Preferred Securities

Guarantee without first suing the applicable Preferred Guarantee Trustee, the trust which issued the preferred security or any other person or entity.

DESCRIPTION OF CLASS A COMMON
  STOCK

    Bergen is authorized to issue 300,000,000 shares of Class A Common Stock. As of April 30, 1999, there were 134,211,354 shares of Class A Common Stock outstanding. Additional shares of Class A Common Stock have been reserved for outstanding stock options, for subsequent grants under Bergen's benefit plans and for acquisitions by Bergen and its subsidiaries.

    Below is a general description of the Class A Common Stock to which a prospectus supplement may relate, including a prospectus supplement providing that Class A Common Stock will be issuable by Bergen upon conversion of Preferred Securities.

    - Holders of Class A Common Stock are entitled to receive such dividends as are declared by Bergen's Board of Directors, subject to the preference of any outstanding Preferred Stock of Bergen.

    - Payment and declaration of dividends on the Class A Common Stock will be subject to restrictions if Bergen fails to pay dividends on any series of Bergen's Preferred Stock ranking prior to the Class A Common Stock as to the payment of dividends.

    - Holders of Class A Common Stock are entitled to cast one vote per share on all matters voted upon by shareowners. There is no cumulative voting for the election of directors.

    - Holders of the Class A Common Stock do not have any pre-emptive rights.

    - Upon liquidation of Bergen, holders of Class A Common Stock are entitled to share on a pro rata basis any assets remaining for distribution to them.

    - The registrar, transfer agent and dividend disbursing agent for the Class A Common Stock is ChaseMellon Shareholder Services.

    The prospectus supplement utilized in connection with an offering of Preferred Securities will specify whether or not the Preferred Securities being offered will be convertible into Bergen's Class A Common Stock. If a series of Preferred Securities is convertible, the prospectus supplement will indicate:

    - the conversion ratio, which reflects the number of shares of Class A Common Stock that a holder of Preferred Securities would receive if the holder converted the holder's Preferred Securities into Class A Common Stock;

    - the events, such as a stock dividend or a stock split, that will result in an adjustment to the conversion ratio;

    - whether, and to what extent, the Preferred Securities will be mandatorily convertible into Class A Common Stock; and

    - any restrictions that may exist on the right of a holder of Preferred Securities to convert Preferred Securities into Class A Common Stock.

OTHER MATTERS APPLICABLE TO THE
  SECURITIES

    On February 9, 1994, the Board of Directors of Bergen adopted a Rights Plan (the "Shareowner Rights Plan") which provided for a dividend of one Preferred Share Purchase Right (collectively, the "Rights") to be declared for each share of Class A Common Stock outstanding at the close of business on February 18, 1994 and authorized the issuance of one Right for each share of Class A Common Stock issued thereafter and prior to certain change in control events. The Rights are generally not exercisable until 10 days after a person or group acquires beneficial ownership (as defined) of 15% of the Class A Common Stock or announces a tender offer which could result in a person or group beneficially owning 15% or more of the Class A Common Stock (an "Acquisition"). Each Right, should it become exercisable, will entitle the owner to buy 1/100th of a share of Bergen's Series A Junior Preferred Stock at an exercise price of $80.00, subject to adjustment. In the event of an Acquisition without the approval of the Board, each Right will entitle the owner, other than an Acquiror (as defined), to buy at the Rights' then current exercise price, a number of shares of Class A Common Stock having a market value equal to twice the exercise price. In addition, if at the time when there was a 15% shareowner, Bergen were to be acquired by merger, shareowners with unexercised Rights could purchase common stock of the acquiror having a value equal to twice the exercise price of the Rights. The Board may redeem the Rights for $0.01 per Right at any time prior to an Acquisition. Unless earlier redeemed, the Rights will expire on February 18, 2004.

    In addition to the Shareowner Rights Plan, the staggered election of Bergen's Board of Directors, the authority to issue Preferred Stock without further shareowner approval, the effect of certain by-laws, the possible impact of the antitrust laws and certain provisions of New Jersey statutes may deter a hostile takeover of Bergen.

PLAN OF DISTRIBUTION

    Bergen may sell the senior debt securities or subordinated debt securities and a trust may sell its preferred securities being offered hereby in one or more of the following ways from time to time:

    - to underwriters for resale to the public or to institutional investors;

    - directly to institutional investors;

    - directly to agents;

    - through agents to the public or to institutional investors; or

    - if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

    The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to Bergen or the applicable trust, as the case may be, from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

    If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

    Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    If a dealer is utilized in the sale of securities, Bergen will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for Bergen. Any remarketing firm will be identified and the terms of its agreement, if any, with Bergen and its compensation will be described in the prospectus supplement.

    Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with Bergen and/or a trust to indemnification by Bergen and/or such trust against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for Bergen and its affiliates in the ordinary course of business.

    Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by Bergen or by the trusts for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

LEGAL OPINIONS

    The validity of the senior debt securities, the subordinated debt securities, the Preferred Securities Guarantees and certain related matters will be passed on for Bergen by Lowenstein Sandler PC, Roseland, New Jersey. Lownestein Sandler may rely upon local counsel, including local counsel who may have performed services on behalf of the underwriters, with respect to certain matters.

EXPERTS

    The consolidated financial statements of Bergen and its subsidiaries for the fiscal years ended September 30, 1996, 1997 and 1998, included in Bergen's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which are incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of PharMerica and its subsidiaries for the fiscal years ended December 31, 1997 and 1998, appearing in Bergen's Current Report (Form 8-K) dated April 30, 1999, which are incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of PharMerica and its subsidiaries at December 31, 1996 and for the year then ended, appearing in Bergen's Current Report (Form 8-K) dated April 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

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                        12,000,000 PREFERRED SECURITIES

                                     [LOGO]

                             BERGEN CAPITAL TRUST I

             % TRUST ORIGINATED PREFERRED SECURITIES-SM-("TOPRS-SM-")

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                          BERGEN BRUNSWIG CORPORATION

                             ---------------------
                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                           A.G. EDWARDS & SONS, INC.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES

                                        , 1999

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